UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

__________________________

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MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2021 Annual Meeting

and 2020 Proxy Statement

Date and Time:	Wednesday, January 27, 2021
9:00a.m., Eastern Time

Virtual:	www.virtualshareholdermeeting.com/MSM2021

Notice of 2021 Annual Meeting of Shareholders

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held exclusively online on Wednesday, January 27, 2021, 9:00a.m. Eastern Time, or any adjournment thereof, for the following purposes, as more fully described in the proxy statement accompanying the notice:

1.	to elect seven directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021;
3.	to approve, on an advisory basis, the compensation of our named executive officers;
4.

to approve the amendment and restatement of our Associate Stock Purchase Plan to: (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock, and (ii) extend the term of the plan by an additional six years, through October 31, 2030; and

5.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 9, 2020, the record date, are entitled to vote at the annual meeting and any adjournments or postponements thereof.

Due to concerns relating to the coronavirus (COVID-19) pandemic, and to support the health and well-being of our associates, directors and shareholders, this year’s annual meeting will be virtual and will be held entirely online at www.virtualshareholdermeeting.com/MSM2021. There will not be an option to attend the meeting in person.

How to Attend the 2021 Virtual Annual Meeting:  Shareholders as of the record date may attend, vote and submit questions at the annual meeting by visiting www.virtualshareholdermeeting.com/MSM2021.  To log in, you must enter the unique control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.  If you do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the annual meeting.

Whether or not you expect to attend the virtual annual meeting, your vote is important.  To assure your representation at the annual meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions as promptly as possible.  If you received a copy of the proxy materials by mail, you may sign, date and mail the proxy card in the envelope provided.  Shareholders as of the record date attending the annual meeting may vote via the internet during the virtual annual meeting, even if they have voted over internet or via telephone or returned a completed proxy card.   You may revoke your proxy at any time prior to the annual meeting.  If you attend and vote during the annual meeting, your proxy will be revoked automatically and your vote at the annual meeting will be counted.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and Corporate Secretary
Melville, New York
December 17, 2020

Review the Proxy Statement and Vote in One of Four Ways
Via the Internet Visit www.proxyvote.com	By Mail Sign, date and return your proxy card or voting instruction form
By Telephone Call the telephone number on your proxy card, voting instruction form or notice	Virtually Attend the virtual annual meeting and vote at www.virtualshareholdermeeting.com/MSM2021 on January 27, 2021

IMPORTANT: Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and vote your shares as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2021

Our Proxy Statement and Annual Report are available online at:

https://investor.mscdirect.com/annual-reports

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors to be used at our 2021 annual meeting of shareholders, or at any adjournments or postponements thereof.  This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting.  References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the Securities and Exchange Commission (which we refer to as the SEC) that allows us to furnish proxy materials to shareholders online.  We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials.  As a result, on or about December 17, 2020, we mailed to our shareholders of record as of the close of business on December 9, 2020, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the notice of annual meeting, this proxy statement, our 2020 annual report to shareholders and a proxy card.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one.  If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   i

2020 Proxy Statement Summary

This summary highlights information contained elsewhere in our proxy statement.  This summary does not contain all of the information that you should consider.  You should read the entire proxy statement carefully before voting.

Annual Meeting

Date and Time	9:00 a.m. Eastern Time, January 27, 2021
Location	Virtually at www.virtualshareholdermeeting.com/MSM2021
Record Date	December 9, 2020
Voting

Record and beneficial shareholders as of the record date are entitled to vote.  Holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

Meeting Agenda and Voting Matters

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of seven directors	FOR EACH NOMINEE	Page 9
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021	FOR	Page 33
Approval, on an advisory basis, of the compensation of our named executive officers	FOR	Page 72
Approval of the amendment and restatement of the MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan	FOR	Page 74

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   1

Board Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	CC	N&CGC
Erik Gershwind	49	2010	President and Chief Executive Officer of the company
Louise Goeser	67	2009	Chief Executive Officer of LKG Enterprises	✓		✓	✓C
Mitchell Jacobson (Board Chair)	69	1995	Non-executive Chairman of the Board of Directors of the company
Michael Kaufmann	58	2015	Chief Executive Officer of Cardinal Health, Inc.	✓	✓	✓
Steven Paladino	63	2015	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	✓	✓	✓
Philip Peller (Lead Director)	81	2000	Independent Director; Retired Partner of Arthur Andersen LLP	✓	✓C		✓
Rudina Seseri	48	2020	Founder and Managing Partner of Glasswing Ventures, LLC	✓		✓	✓

_____________________________

AC	Audit Committee
CC	Compensation Committee
N&CGC	Nominating and Corporate Governance Committee
C	Chairperson

As previously disclosed, Jonathan Byrnes, a director since 2010 and a member of the Audit Committee and the Nominating and Corporate Governance Committee, and Denis Kelly, a director since 1996 and a member of the Audit Committee and the Chairperson of the Compensation Committee, have decided not to stand for re-election due to other time commitments, and will not be directors effective as of the conclusion of the annual meeting.

2   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Corporate Governance Highlights

Independence	•	5 out of our 7 director nominees are independent.
	•	The independent directors meet regularly in private executive sessions without management.
	•	We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
	•	All committees of our Board are composed exclusively of independent directors.
Board Oversight of Risk Management	•

Our Board is responsible for the oversight of the company’s risk management and reviews our major financial, operational, compliance, cybersecurity, environmental, social and governance (“ESG”), reputational and strategic risks and risks posed by the COVID-19 pandemic, including steps to monitor, manage and mitigate such risks.

Addition to our Board	•	On September 8, 2020, we elected a new independent director, Rudina Seseri, who serves on the Compensation Committee and the Nominating and Corporate Governance Committee.
Stock Ownership Requirements	•

Each of our non-executive directors must own a minimum number of shares equal to five times his or her base annual retainer on his or her first year of service on our Board within five years of joining our Board.

	•	Our Chief Executive Officer must own at least six times his annual base salary in our common stock.
•

Each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock,  and each of our Vice Presidents (who are executive officers) must own at least one time his or her annual base salary in our common stock.

	•	Our Nominating and Corporate Governance Committee annually reviews the performance of our Board and Board committees.
	•	Our Board and each Board committee conduct annual written self-evaluations to help ensure that our Board and each Board committee have the appropriate scope of activities.
	•	All directors stand for election annually.
Board and Board Committee Evaluation and Composition	•	Our Nominating and Corporate Governance Committee annually reviews the composition of our Board and Board committees.
•

The annual written self-evaluations conducted by our Board and each Board committee also ensure that our Board and Board committees have the appropriate number and mix of members, skills and experience.

•

Our Nominating and Corporate Governance Committee assesses the Board’s composition in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience.

	•	Each of our independent directors is a member of no more than two of our Board committees, thereby enhancing committee member focus on committee matters.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   3

Regular Board Reviews of Executive Succession	•	Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position.
	•	Our Board has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers.
Other Corporate Governance Practices	•

We maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants.

	•	We are committed to shareholder engagement and maintain a formal investor relations outreach program.
	•	Our Nominating and Corporate Governance Committee oversees our ESG efforts and initiatives.
Responding to COVID-19	•

Management formed a COVID-19 task force to manage our response to the COVID-19 pandemic. Our number one priority is the health and safety of our associates and their families, our customers and our other partners.

4   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Fiscal Year 2020 Company Performance

In fiscal year 2020, we continued our transformation to become a mission-critical partner to our customers on the plant floor and capitalized on opportunities to further position our company for growth.  Our company also rose to the occasion amid the unprecedented challenges related to the COVID-19 pandemic and ongoing macroeconomic concerns by serving our customers and keeping our associates safe.

During the first half of our fiscal 2020, we executed well in what was a weak demand environment.  However, the environment rapidly changed in March as the COVID-19 pandemic spread and the manufacturing economy largely came to a halt.  We quickly turned to driving business continuity, and protecting the health and well-being of our associates and their families, our customers and our partners.  We provided essential services to front-line organizations, ensuring that we were doing our part to respond to COVID-19 and safely serving our customers.  Since the outset of the pandemic, we have focused on four key priorities: ensuring the safety of our team and our customers; solidifying business continuity plans for our company and partners; maintaining disciplined cost management; and ensuring the financial stability of our company.

Moving forward, we are focused on accelerating market share capture and improving profitability.  At the same time, we are aligning our operating expenses with our new strategy.  We have completed a comprehensive review of our cost structure and have identified opportunities for improvement.  Our operating performance in fiscal 2020 was highlighted by the following:

•

net sales decreased 5.1% to $3.2 billion, primarily due to the impact of COVID-19 on the industrial economy, including a difficult manufacturing environment and increased caution amongst our customers;

•	we generated $396.7 million of cash from operations in fiscal 2020;
•

we paid out $444.2 million in cash dividends, comprised of special and regular cash dividends of approximately $277.6 million and $166.5 million, respectively, compared to regular cash dividends of $145.7 million in the prior fiscal year;

•

we incurred $17.0 million in restructuring and other related costs, comprised of $6.6 million in consulting costs related to the optimization of the company’s operations and $10.4 million in severance and separation benefits charges and other related costs associated primarily with sales workforce realignment; our operating expenses decreased 3.8% to $992.6 million in fiscal 2020, as compared to $1.032 billion in fiscal 2019;

•	operating income in fiscal 2020 was $350.7 million, representing a decrease of 12.3% from operating income of $400.0 million in fiscal 2019; and
•	diluted earnings per share was $4.51 in fiscal 2020 versus $5.20 in fiscal 2019.

COVID-19 Related Executive Compensation Reductions

In light of the uncertainty created by the effects of the COVID-19 pandemic and the company’s initiatives to reduce costs, Mr. Gershwind voluntarily agreed to reduce his base salary by 25% for the period from April 20, 2020 through June 27, 2020 and by 12.5% for the period from June 28, 2020 through November 14, 2020.  Our other executive officers agreed to reduce their base salaries by 15% and 7.5%, respectively, over such periods.

The Compensation Committee did not make any adjustments to the target levels under our annual performance bonus plan or under the fiscal 2020 performance share units (PSUs) to reflect the impact of COVID-19 on our business.

As the pandemic’s impact on our business evolves, we will continue to evaluate our executive compensation program to ensure it fulfills the key objectives of our executive compensation philosophy and that it serves the best interests of our company and our shareholders.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   5

Fiscal Year 2020 Compensation Decisions

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board took the following key actions with respect to NEO compensation for fiscal 2020.  The following compensation information, including our NEOs’ compensation in relation to the competitive market data, does not give effect to temporary reductions taken in response to COVID-19, as these are not representative of ongoing pay programs.  In addition, Mr. Clark’s compensation was not benchmarked against competitive market data for a Chief Financial Officer because he was serving in an interim capacity and we therefore do not discuss his fiscal 2020 compensation in relation to the competitive market data:

•

Bonus Payouts Below Target.  Based on company performance against target performance goals and achievement levels of each NEO’s individual goals and objectives under our performance bonus plan, and the Committee’s determination of the appropriate individual performance multiplier, payouts under our performance bonus plan were 25% of target for Mr. Gershwind and between 25.0% and 50.0% of target for Messrs. Jones, Armstrong and Martin.  Mr. Clark’s payout was 60.0% of target.

•

CEO Total Cash Compensation Substantially Below Market 25th Percentile; Other NEOs At or Below Market 25th Percentile.  Total actual cash compensation for Mr. Gershwind was substantially below the 25th percentile of the competitive market data developed by our independent compensation consultant.  Messrs. Jones’ and Martin’s total cash compensation approximated the 25th percentile of the competitive market data, and Mr. Armstrong’s total cash compensation was below the 25th percentile of the competitive market data.

•

CEO Total Direct Compensation (TDC) Below Market 25th  Percentile; Other NEOs At or Below Market Median, with One NEO at 25th Percentile.  We calculate TDC as the sum of fiscal year end base salary, actual annual performance bonuses and long-term equity awards.  For fiscal 2020, Mr. Gershwind’s TDC was 7.0% below the 25th percentile of the competitive market data; Mr. Jones’ TDC approximated the median of the competitive market data; Mr. Martin’s TDC was between the 25th and 50th percentiles of the competitive market data; and Mr. Armstrong’s TDC approximated the 25th percentile of the competitive market data.

Please see “Compensation Discussion and Analysis” beginning on page 36 of this proxy statement.

6   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Compensation Summary

The following table shows the compensation for our NEOs for the fiscal years ended August 29, 2020 and August 31, 2019 (fiscal 2020 only for Messrs. Martin and Clark).  For an explanation of the amounts in the table below, please see “Summary Compensation Table” on page 58 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2020	697,002	3,249,858	—	375,000	22,575	4,344,435
President and Chief Executive Officer	2019	762,858	1,374,962	1,124,998	585,713	23,255	3,871,786

Douglas Jones	2020	398,672	549,886	54,924	116,347	11,170	1,130,999
Executive Vice President and Chief Supply Chain Officer	2019	421,197	302,468	247,491	90,533	15,628	1,077,317

Steve Armstrong	2020	400,523	499,896	11,938	53,131	17,975	983,463
Senior Vice President, General Counsel and Corporate Secretary	2019	422,548	274,926	224,997	105,389	21,905	1,049,765

Edward Martin(1)	2020	405,193	449,983	—	103,469	14,448	973,093
Senior Vice President, Sales & Customer Success
Gregory Clark(2)	2020	279,029	149,969	631	57,845	14,187	501,661
Vice President, Interim Chief Financial Officer

Rustom Jilla(3)	2020	221,387	824,943	—	—	6,430	1,052,760
Former Executive Vice President and Chief Financial Officer	2019	519,557	412,472	337,495	119,442	23,255	1,412,221

_____________________________

(1)	Mr. Martin was not a named executive officer for fiscal year 2019. Therefore, no compensation information for fiscal year 2019 appears inthis table for Mr. Martin.
(2)

Mr. Clark served as our Interim Chief Financial Officer from January 17, 2020 until August 31, 2020.    Mr. Clark was not a named executiveofficer for fiscal year 2019. Therefore, no compensation information for fiscal year 2019 appears in this table for Mr. Clark.

(3)	Mr. Jilla resigned as our Chief Financial Officer, effective January 17, 2020.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   7

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2021.  Our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm.  Our Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.  Please see “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2)” beginning on page 33 of this proxy statement.

Approval, on an Advisory Basis, of the Compensation of Named Executive Officers (Proposal No. 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.  This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee.  Based on company and individual performance, our Compensation Committee believes that compensation levels for fiscal year 2020 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.  Our Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.  Please see “Approval, on an Advisory Basis, of the Compensation of Named Executive Officers (Proposal No. 3)” on page 72 of this proxy statement.

Approval of the Amendment and Restatement of our Associate Stock Purchase Plan (Proposal No. 4)

Our Board adopted, subject to shareholder approval, an amendment and restatement of our Associate Stock Purchase Plan (referred to in this proxy statement as the Stock Purchase Plan) to: (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock to an aggregate of 388,848 shares of our Class A common stock, and (ii) extend the term of the plan by an additional six years, through October 31, 2030. As of November 2, 2020, only 38,848 shares of our Class A common stock were available for future sale under the Stock Purchase Plan. Our Compensation Committee, in consultation with our Board and senior management, believes that the ability of our associates to purchase shares of our Class A common stock under the Stock Purchase Plan helps achieve our short and long-term compensation objectives and that the amendment and restatement is necessary to ensure that we will have a sufficient reserve of our Class A common stock available under the Stock Purchase Plan. Our Board recommends that you vote “FOR” the amendment and restatement of our Stock Purchase Plan. Please see “Approval of the Amendment and Restatement of our Associate Stock Purchase Plan (Proposal No. 4)” on page 71 of this proxy statement.

8   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Proxy Statement for the Annual Meeting
of Shareholders to be held on January 27, 2021

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Seven directors will be elected at our 2021 annual meeting of shareholders for a term of one year expiring at our 2022 annual meeting, and will serve until their respective successors have been elected, or until their earlier resignation or removal.  Six of the seven nominees for director were previously elected as directors of the company by our shareholders.  Messrs. Byrnes and Kelly have decided not to stand for re-election due to other time commitments, and will not be directors effective as of the conclusion of the 2021 annual meeting.  Ms. Seseri joined our Board in September 2020 and will stand for re-election.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve.  In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board.  There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Board and Committee Evaluations; Qualifications of Nominees

Our Nominating and Corporate Governance Committee annually reviews the composition and performance of our Board and Board committees, and considers, among other factors, Board diversity and director tenure, age, skills, background and experience.  The Nominating and Corporate Governance Committee is responsible for recruiting, evaluating and recommending candidates to be presented for appointment, election or reelection to serve as members of our Board.  Our Board and each Board committee conduct annual written self-evaluations to help ensure that our Board and Board committees have the appropriate number and mix of members, skills and experience and the appropriate scope of activities.  These self-evaluations also provide Board and Board committee members with insight for enhancing the effectiveness of their meetings.  In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of accounting, business education and business management consulting.  In these positions, they have also gained industry experience and knowledge in core management skills that are important to their service on our Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development.  Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters.  Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business, a high level of education, broad-based business acumen and the ability to think strategically.

In addition to the qualifications described above, our Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on our Board.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   9

2021 Nominees for Director

Nominee	Principal Occupation	Age	Director Since
Erik Gershwind	President and Chief Executive Officer of the Company	49	October 2010
Louise Goeser	Chief Executive Officer of LKG Enterprises	67	January 2009
Mitchell Jacobson (Board Chair)	Non-executive Chairman of the Board of Directors of the Company	69	October 1995
Michael Kaufmann	Chief Executive Officer of Cardinal Health, Inc.	58	September 2015
Steven Paladino	Executive Vice President and Chief Financial Officer of Henry Schein, Inc.	63	September 2015
Philip Peller (Lead Director)	Independent Director; Retired Partner of Arthur Andersen LLP	81	April 2000
Rudina Seseri	Founder and Managing Partner of Glasswing Ventures, LLC	48	September 2020

Erik Gershwind
Business Experience

Mr. Gershwind was appointed our President and Chief Executive Officer in January 2013.  From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and from October 2011 to January 2013, he served as our President and Chief Operating Officer.  Mr. Gershwind was elected by the Board to serve as a director in October 2010.  Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005.  From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management.  Mr. Gershwind has held various positions of increasing responsibility in Product, e-Commerce and Marketing.  Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes

Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success.  In addition, as our Chief Executive Officer, he brings critical perspectives to our Board on our strategic direction and growth strategy.

Family Relationship

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister.  Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders.  There are no other family relationships among any of our directors or executive officers.

Louise Goeser
Business Experience

Ms. Goeser is the Chief Executive Officer of LKG Enterprises, a private advisory firm that she founded in October 2018. Ms. Goeser previously served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V., where she was responsible for Siemens Mesoamérica, from March 2009 until her retirement in May 2018. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008.  Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005. Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation.

10   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Specific Skills and Attributes

Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships

Ms. Goeser is also a director of Watts Water Technologies, Inc. and a member of its Compensation and Nominating and Corporate Governance Committees. During the last five years, Ms. Goeser previously served as a director and a member of the Audit Committee and the Compensation, Governance and Nominating Committee of Talen Energy Corporation and as a director and member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Mitchell Jacobson
Business Experience

Mr. Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003.  He continued as our Chief Executive Officer until November 2005.  Mr. Jacobson was appointed our Chairman of the Board in January 1998 and became Non-executive Chairman of the Board effective January 1, 2013.  Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary from June 1982 to November 2005.

Specific Skills and Attributes

Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes.  His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board.  In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Family Relationship

Mr. Jacobson is the uncle of Erik Gershwind, our President and Chief Executive Officer and a director of the company, and the brother of Marjorie Gershwind Fiverson, Mr. Gershwind’s mother.  There are no other family relationships among any of our directors or executive officers.

Other Directorships

Mr. Jacobson is a director of Ambrosia Holdings, L.P. (the holding company of TriMark USA), and serves as a director, Chairman of the Nominating Committee and member of the Audit and Compensation Committees of Juniper Industrial Holdings, Inc. Mr. Jacobson previously served as a director of HD Supply Holdings, Inc. from October 2007 to December 2013.  Mr. Jacobson is also a Trustee of the New York University School of Law, and serves as a member of the Board of Trustees of New York Presbyterian Hospital, as well as of the hospital’s Executive, Investment and Patient Experience committees.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   11

Michael Kaufmann
Business Experience

Mr. Kaufmann has served as Chief Executive Officer of Cardinal Health, Inc. since January 2018.  He previously served as Chief Financial Officer of Cardinal Health, Inc. from November 2014 to December 2017 and as Chief Executive Officer of the Pharmaceutical Segment of Cardinal Health, Inc. from August 2009 to November 2014.  Previously, he was Group President for the Medical distribution businesses of Cardinal Health, Inc. from April 2008 until August 2009.  Mr. Kaufmann served in other executive positions with Cardinal Health, Inc. from 1990 through 2008, and prior to that he worked for almost six years in public accounting with Arthur Andersen.

Specific Skills and Attributes

Mr. Kaufmann’s operational expertise and broad experience as a senior executive of a major healthcare services and products company makes him a valued asset to the Board.  His knowledge of the distribution business and supply chain management expertise provide the Board with critical insights.  In addition, having previously served as a chief financial officer of a large public company, Mr. Kaufmann brings additional finance and accounting expertise to our Board. Mr. Kaufmann qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Kaufmann is also a director of Cardinal Health, Inc.

Steven Paladino
Business Experience

Mr. Paladino has served as Executive Vice President and Chief Financial Officer of Henry Schein, Inc. since 2000.  Prior to his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller of Henry Schein, Inc. Before joining Henry Schein, Inc., Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP).

Specific Skills and Attributes

Mr. Paladino brings to the Board extensive financial, accounting and distribution industry expertise.  Mr. Paladino’s skills in corporate finance and accounting provide the Board with expertise and depth in public company accounting issues, and his distribution-related experience provide the Board with critical knowledge and perspectives. Further, his experience as a public company director provides the Board with additional knowledge and perspectives on corporate governance matters. Mr. Paladino qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Other Directorships	Mr. Paladino also serves as a director of Henry Schein, Inc. and member of its Executive Management Committee, and as a director Covetrus, Inc. and member of its Strategy Committee.

12   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

PHILIP PELLER
Business Experience

Mr. Peller, who has served as our Lead Director since December 2007, was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999.  He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998.  He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes

Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board.  In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him as an “audit committee financial expert” as defined by applicable SEC rules.

RUDINA SESERI
Business Experience

Ms. Seseri has served as an independent director since September 2020.  Ms. Seseri is the founder and managing partner of Glasswing Ventures, LLC, an early stage venture capital firm dedicated to investing in the next generation of Artificial Intelligence-powered technology companies.  Prior to launching Glasswing Ventures, LLC, Ms. Seseri was a partner at Fairhaven Capital, a technology venture capital firm, from 2007 to 2015.  She also worked in the Corporate Development Group at Microsoft Corporation from 2005 to 2007, where she was responsible for leading acquisitions and strategic investments for the company, and part of the Technology Group at Credit Suisse Group AG, leading public market transactions.

Specific Skills and Attributes

Ms. Seseri brings has extensive investment, technology and operational experience.  She has more than seventeen years of investing and transactional experience, including experience building successful technology companies in innovative fields such as artificial intelligence, machine learning, Internet of Things, robotics, block chain, enterprise software, and digital media technologies.  Ms. Seseri provides both vision and practical expertise to help advance our business transformation initiatives.

Other Directorships	Ms. Seseri is also a director of M&T Bank Corporation.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   13

Director Qualifications

The chart below demonstrates how our Board’s nominees for election at our 2021 annual meeting of shareholders provide the skills, experiences and perspectives that our Nominating and Corporate Governance Committee and our Board consider important for an effective board of directors.

	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
Name	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Erik Gershwind	✓	✓	✓	✓	✓	✓	✓
Louise Goeser		✓	✓	✓	✓	✓
Mitchell Jacobson	✓	✓	✓	✓	✓	✓	✓
Michael Kaufmann	✓	✓	✓	✓	✓	✓	✓
Steven Paladino	✓	✓	✓	✓	✓	✓	✓
Philip Peller			✓	✓	✓	✓	✓
Rudina Seseri			✓	✓	✓	✓

The Board recommends a vote “FOR” the re-election of each of MsES. Goeser AND SESERI and Messrs. Gershwind, Jacobson, Kaufmann, Paladino AND Peller.

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CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent.  The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).  The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence.  Our independence criteria are also set forth in Section 2 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance.   In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis and as events arise which may affect director independence.  Based upon this review, the Board determined that Mses. Goeser and Seseri and Messrs. Byrnes, Kaufmann, Kelly, Paladino and Peller are independent, and Mr. Fradin was independent during the period that he served as a director, in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is a director of Watts Water Technologies, Inc., which is a customer and supplier of our company.  Sales to and purchases from Watts Water Technologies, Inc. were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT, which is a customer of our company.  Sales to MIT were made in the ordinary course of business and amounted to significantly less than 0.5% of our gross revenues during our most recent fiscal year.

In evaluating the independence of Mr. Kaufmann, the Board considered that Mr. Kaufmann is the Chief Executive Officer of Cardinal Health, Inc., which is a customer of our company.  Sales to Cardinal Health, Inc. were made in the ordinary course of business and amounted to significantly less than 0.5% of our gross revenues during our most recent fiscal year.

In evaluating the independence of Mr. Kelly, the Board considered that Mr. Kelly is a director of WW International, Inc., which is a supplier of our company.  Purchases from WW International, Inc. were made in the ordinary course of business and amounted to significantly less than 0.5% of such company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Paladino, the Board considered that Mr. Paladino is the Executive Vice President and Chief Financial Officer of Henry Schein, Inc., which is a customer and supplier of our company.  Sales to and purchases from Henry Schein, Inc. were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, who served as a director until January 29, 2020, the Board considered that (i) Mr. Fradin is a director of L3Harris Technologies, Inc., which is a customer of our company, (ii) is a director of Resideo Technologies, Inc., which is a supplier of our company, and (iii) is a director of Vertiv Holdings Co, which is a customer of our company.  Sales to and purchases from such companies were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   15

Board Committees and Attendance

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership of our Board and each of these committees and the number of meetings held by our Board and each of these committees during fiscal year 2020.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes(1)
Erik Gershwind
Louise Goeser
Mitchell Jacobson
Michael Kaufmann
Denis Kelly (2)
Steven Paladino
Philip Peller
Rudina Seseri(3)
Fiscal Year 2020 Meetings	7	7	9	5

Lead Director      Chairperson    Audit Committee Financial Expert   Member

(1)	Mr. Byrnes has decided not to stand for re-election due to other time commitments, and will not be a director effective as of the conclusion of the 2021 annual meeting.
(2)	Mr. Kelly has decided not to stand for re-election due to other time commitments, and will not be a director effective as of the conclusion of the 2021 annual meeting.
(1)	Ms. Seseri was appointed to our Board on September 8, 2020, and did not serve as a director during fiscal year 2020.

During fiscal year 2020, each of our current directors attended at least 75% of the aggregate number of meetings of our Board and of the Committees of our Board on which he or she is a member, except Mr. Jacobson who attended five out of the seven (or approximately 71%) of the Board meetings held during fiscal year 2020.  Mr. Jacobson is not a member of any Board Committees.  He attended our four, regularly-scheduled two-day Board meetings.  Due to scheduling conflicts, he was not able to attend two short Board meetings at which formalities were approved.  This was the first year in Mr. Jacobson’s over 25-year tenure as an MSC director he did not attend at least 75% of our annual Board meetings.  As our Chairman, Mr. Jacobson spends more time than any other Board member addressing our most important matters, both at Board meetings and on a day-to-day basis.  Mr. Jacobson has committed to attend at least 75% of our Board meetings in fiscal year 2021 and thereafter.

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Board Committees

Audit Committee

Principal Functions

The principal functions of the Audit Committee are to:

•

assist in Board oversight of (i) the preparation and integrity of our financial statements, (ii) our compliance with our ethics policies and legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications, performance and independence, and (iv) the performance of our internal audit function;

•	appoint (and be responsible for terminating) our independent registered public accounting firm;
•	recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC;
•	oversee risk management practices for our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures;
•

assist the Board in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing risk management and responses with respect to the financial risks posed by the COVID-19 pandemic;

•	oversee cybersecurity risks and the company’s overall cybersecurity risk management program;
•	prepare an annual Audit Committee report to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

Composition and Charter

The Audit Committee is currently comprised of Messrs. Byrnes, Kaufmann, Kelly, Paladino and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairperson of the Audit Committee.  The Board has determined that each of Messrs. Peller, Kaufmann, Kelly and Paladino qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent auditors.  The Board has approved a written charter for the Audit Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our corporate governance guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of our Board.

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Compensation Committee

Principal Functions

The principal functions of the Compensation Committee are to:

•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluate our Chief Executive Officer’s performance in light of those goals and objectives;
•	determine and approve our Chief Executive Officer’s compensation level based on its evaluation of his performance;
•	set the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans;
•	review and recommend to the Board for approval any change in control agreements or severance plans or agreements with our Chief Executive Officer and our other executive officers;
•	recommend to our Board the compensation of our non-executive directors;
•	have the sole responsibility to retain and terminate the compensation consultant;
•	administer our equity incentive plans;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic, and overseeing compensation actions taken in response to the COVID-19 pandemic;
•	oversee risk management practices for risks relating to our overall compensation structure, including review of our compensation practices, in each case with a view toward assessing associated risks;
•	prepare a Compensation Committee report on executive compensation to be included in our annual proxy statement; and
•	undertake an annual evaluation of its performance.

Composition and Charter

Our Compensation Committee is currently comprised of Mses. Goeser and Seseri and Messrs. Kaufmann, Kelly and Paladino, each of whom is an independent director.  Ms. Seseri was appointed to the Compensation Committee on September 8, 2020, and did not serve in such capacity during fiscal year 2020.  Mr. Kelly is the Chairperson of the Compensation Committee.  The Board has approved a written charter for the Compensation Committee, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management.  Under our 2015 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan to a committee of one or more directors or one or more officers, in all cases to the extent permitted under applicable law, including New York Stock Exchange listing requirements.  However, as a matter of policy, the Compensation Committee authorizes all grants of awards under the 2015 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers.  In fiscal year 2020, the views and recommendations of Mitchell Jacobson, our Chairman of the Board, and Erik Gershwind, our President and Chief Executive Officer, were considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives.  The views and recommendations of Mr. Jacobson and Mr. Gershwind will continue to be considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives.  In fiscal year 2020, Mr. Jacobson also provided input on Mr. Gershwind’s compensation.  In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers and other executive officers and

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senior officers.  Our Human Resources department and our Senior Vice President and Chief People Officer, Beth Bledsoe, assisted the Chairperson of the Compensation Committee in developing the agenda for Compensation Committee meetings and worked with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation.  Ms. Bledsoe and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed.  The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  In connection with compensation decisions made by the Compensation Committee for fiscal year 2020, the Compensation Committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as FW Cook.  FW Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs.  FW Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors.  FW Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of our company.  As discussed under “Compensation Risk Assessment” on page 55 of this proxy statement, FW Cook also updated and confirmed the comprehensive risk assessment of our incentive-based compensation plans which FW Cook conducted in 2019 (and prepares on a triennial basis) to assist the Compensation Committee in its compensation risk assessment.   The Compensation Committee considers, but is not bound by, consultant recommendations with respect to executive and non-executive director compensation.

During fiscal year 2020, the Compensation Committee reviewed the independence of FW Cook, its other advisors and the individuals employed by such advisors who furnish services to us, which included a consideration of the factors required by New York Stock Exchange listing standards.  Based on its review, the Compensation Committee determined that FW Cook, its other advisors and the individuals employed by such advisors who furnish services to us are independent and that their service does not raise any conflicts of interest that would prevent them from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2020, Ms. Goeser and Messrs. Fradin, Kaufmann, Kelly and Paladino served as members of our Compensation Committee.  None of the members of the Compensation Committee was, during or prior to fiscal year 2020, an officer of the company or any of our subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder.  In addition, none of our directors has or had interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

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Nominating and Corporate Governance Committee

Principal Functions

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of our Board consistent with criteria approved by our Board;
•

review the qualifications and independence of the nominees for director, and conduct an assessment of the Board’s composition, in the context of the Board’s needs and objectives, including consideration of Board diversity and director tenure, age, skills, background and experience;

•	annually review the background and qualifications of each director;
•

recommend to our Board nominees for membership on our Board (only those candidates recommended by the Nominating and Corporate Governance Committee will be considered by our Board as nominees for director);

•	develop and recommend to our Board corporate governance principles and other corporate governance policies that are applicable to our company;
•

review and approve any related party transactions between the company and any officer, director, principal shareholder or immediate family member or other affiliate of such persons proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing;

•	oversee the evaluation of our Board, Board Committees and our management;
•	oversee risk management practices for risks relating to governance and compliance and environmental, social and governance (“ESG”) risks;
•	assist the Board in overseeing and managing risks associated with the COVID-19 pandemic;
•	assist the Board in succession planning for the company’s senior executive officers;
•	oversee our ESG efforts;
•	assist in Board oversight of our compliance with our ethics policies; and
•	undertake an annual evaluation of its performance.

Composition and Charter

Our Nominating and Corporate Governance Committee is currently comprised of Mses. Goeser and Seseri and Messrs. Byrnes and Peller, each of whom is an independent director. Ms. Seseri was appointed to the Nominating and Corporate Governance Committee on September 8, 2020, and did not serve in such capacity during fiscal year 2020.   Ms. Goeser is the Chairperson of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths.  There are no specific, minimum or absolute criteria for Board membership.  The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management.  The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career.  Such a career may include:

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•

experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;

•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC.  In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and contributions as an existing director to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired.  During fiscal year 2020, the Nominating and Corporate Governance Committee engaged a third-party search firm to assist in identifying and assessing potential director candidates.  Ms. Seseri was identified as a potential director by such third-party search firm.  The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries.  The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders.  Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one-year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•

the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Senior Vice President, General Counsel and Corporate Secretary and forwarded to Ms. Goeser, the Chairperson of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy.  Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   21

Board Leadership Structure; Executive Sessions of the Independent Directors

Our Board functions collaboratively and emphasizes active participation and leadership by all of its members.  Our Board currently consists of nine directors, each of whom, other than Messrs. Gershwind and Jacobson, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange.  Following the conclusion of the 2021 annual meeting, our Board will consist of seven directors, as Messrs. Byrnes and Kelly have decided not to stand for re-election due to other time commitments, and will not be directors as of the conclusion of the 2021 annual meeting. Mr. Gershwind has served as our President and Chief Executive Officer since January 1, 2013 and as a member of our Board since 2010.  Mr. Jacobson, who is one of our principal shareholders, was appointed our Chairman of the Board in January 1998 and became Non-executive Chairman of the Board effective January 1, 2013.  Mr. Jacobson previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005.  The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for our company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated.  Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for our company and for providing the day-to-day leadership over our operations, and our Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings.  In addition, our independent directors meet at regularly scheduled executive sessions without members of management present.  Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors.  The Lead Director also has such other duties and responsibilities as determined by the Board from time to time.  Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

Our Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

Our Board’s role in risk oversight involves both the full Board and its committees.  The full Board is responsible for the oversight of risk management and reviews our major financial, operational, cybersecurity, compliance, ESG, reputational and strategic risks, including steps to monitor, manage and mitigate such risks.  The full Board also oversees the risks posed by the COVID-19 pandemic, and oversees our response to the COVID-19 pandemic.  In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions.  For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management, as well as financial and other risks posed by the COVID-19 pandemic.  The Audit Committee is also responsible for oversight of cybersecurity risks, as well as the company’s overall cybersecurity risk management program.  Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over ESG, governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices as well as compensation actions taken in response to the COVID-19 pandemic, in each case with a view to assessing associated risks.  Please see “Compensation Risk Assessment” on page 55 of this proxy statement.

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The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees.  The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of our company.

Response to COVID-19

Since the outbreak of the COVID-19 pandemic, we have focused on four key priorities: ensuring the safety of our team and our customers; solidifying business continuity plans for our company and partners; maintaining disciplined cost management; and ensuring the financial stability of our company.  Our number one priority is the health and safety of our associates and their families, our customers, and our other partners.

We have taken and will continue to take measures to reduce the risk of infection and to protect our associates and our business, in line with guidelines issued by the authorities in the jurisdictions in which we operate, including state, federal and local governments and the Center for Disease Control and Prevention. We have restricted non-associate access to our sites, reorganized our workflows where permitted to maximize social distancing, implemented extensive restrictions on associate travel, and utilized remote-working strategies where possible. As we are an essential business, we have continued to operate our customer fulfillment centers, and associates working at those facilities have continued to be on our premises, serving our customers. We have instituted enhanced safety procedures to safeguard their health and safety, including the use of additional protective equipment (“PPE”) and frequent cleaning of our facilities.

Our Board is responsible for overseeing the risks posed by COVID-19 and our response to the COVID-19 pandemic.  Management formed a COVID-19 task force to coordinate our response to COVID-19.  The COVID-19 task force meets regularly and reports directly to senior management and the Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

Director Attendance at Shareholder Meetings

We encourage attendance by the directors at our annual meeting of shareholders.  All of our current directors who were directors at the time attended the annual meeting held on January 29, 2020, either in person or by telephone, except for Messrs. Jacobson and Kaufmann.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   23

Non-Executive Director Stock Ownership Guidelines

To more closely align the interests of our non-executive directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for our non-executive directors.  The ownership guidelines provide for each of our non-executive directors to own a minimum number of shares having a value equal to five times his or her base annual cash retainer on his or her first year of service on our Board (i.e., a value equal to $210,000 for directors whose tenure began before the adoption of the guidelines, a value equal to $250,000 for Messrs. Kaufmann and Paladino, and a value equal to $275,000 for Ms. Seseri).  All shares held by our non-executive directors, including unvested restricted stock units (“RSUs”), count toward this guideline.  The guidelines provide for our non-executive directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected.  Once a non-executive director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If a non-executive director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the vesting of RSUs.  All of our non-executive directors are in compliance with their current stock ownership guidelines.

Overview of Director Compensation

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors.  The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management.  In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders.  The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership.  We compensate our non-executive directors with a mix of cash and equity-based compensation.  Directors who are also executives of the company do not receive any compensation for their service on our Board.

Our Compensation Committee’s policy generally is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent.  In fiscal year 2020, our Compensation Committee engaged FW Cook as its compensation consultant.  Given that no changes were made to our non-executive directors’ compensation program, other than COVID-19 related adjustments discussed below, and given the lack of market movement, FW Cook did not conduct an updated peer group analysis.  Based on the peer data from its August 2019 analysis, FW Cook concluded that, excluding COVID-19 actions and on a normalized basis, our average total annual compensation per non-executive director (excluding our Non-Executive Chairman) in fiscal year 2020 approximated the median of the peer group.  Based on its review and the analysis provided by FW Cook, our Compensation Committee concluded that our non-executive director compensation program remains competitive and did not recommend any changes to the Board.

24   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Fiscal Year 2020 Director Compensation

For the fiscal year ended August 29, 2020, we paid each non-executive director the following compensation:

•

in support of the company’s cost reduction initiatives in response to COVID-19, all of our non-executive directors agreed to reductions of their cash compensation (annual cash retainer, Board committee chair cash retainer, and Board and Board committee meeting attendance fees) by 15% for the period April 20, 2020 through June 27, 2020 and by 7.5% for the period from June 28, 2020 through November 14, 2020;

•	a retainer per director for service on our Board of $55,000 per year, adjusted as noted above;

•	a fee for attendance at a Board meeting of $2,000 per meeting, adjusted as noted above;

•	a fee for attendance at a committee meeting of $1,700 per meeting, adjusted as noted above;

•	an additional retainer for the chairperson of the Audit Committee of $20,000 per year, adjusted as noted above;

•	an additional retainer for the chairperson of the Compensation Committee of $12,500 per year, adjusted as noted above;

•	an additional retainer for the chairperson of the Nominating and Corporate Governance Committee of $10,000 per year, adjusted as noted above; and

•

an annual grant of RSUs representing shares having an aggregate fair market value of $120,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

In the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), the vesting of outstanding RSUs will accelerate and the shares underlying the RSUs will become fully vested.  In addition, in the event of a change in control of the company, the vesting of all outstanding RSUs held by the director will accelerate, and all shares underlying RSUs will become fully vested.  A change in control of the company for purposes of the 2015 Omnibus Incentive Plan is described below under the section entitled “Executive Compensation – Potential Payments Upon Termination or Change in Control –Change in Control Arrangements” on page 65.

In October 2014, our Compensation Committee recommended, and our Board approved, a change in the non-executive chairman compensation for Mr. Jacobson. Due to the level of his stock ownership, Mr. Jacobson and the company would have needed to make a filing and he would have needed to pay a filing fee under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the annual equity grant. Under these circumstances, our Board, upon the recommendation of our Compensation Committee, decided that it was appropriate to pay Mr. Jacobson cash in lieu of the annual equity grant, such amount to be paid quarterly in arrears.

Director compensation is paid quarterly in arrears.  The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served.  Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board.  In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person Board or Board committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   25

Non-Executive Director Summary Compensation in Fiscal Year 2020

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2020 for their services as directors.  Mr. Gershwind, as an executive officer of the company, did not receive compensation for his services as a director of the company in fiscal year 2020.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($) (3)(4)	All Other Compensation ($)	Total ($)
Jonathan Byrnes (8)	88,528	119,962	—	208,490
Roger Fradin(7)	45,700	—	151,100 (5)	196,800
Louise Goeser(8)	101,170	119,962	—	221,132
Mitchell Jacobson(8)	182,638	—	272,023 (6)	454,661
Michael Kaufmann(8)	89,245	119,962	—	209,207
Denis Kelly(8)	106,976	119,962	—	226,938
Steven Paladino(8)	89,545	119,962	—	209,507
Philip Peller(8)	107,778	119,962	—	227,740

_____________________________

(1)	Rudina Seseri was elected to serve as a non-executive director following fiscal year 2020 and, accordingly, is not included in the above table.
(2)

Reflects annual cash Board and Board committee retainers, Board meeting fees, standing Board committee meeting fees and other Board committee meeting fees earned by our non-executive directors for services provided during fiscal year 2020.  Also includes Mr. Jacobson’s $120,000 cash payment in lieu of the annual equity grant.

(3)

The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors.  Instead, the amounts reflect the grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718.  The grant date fair value of RSU awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.  Dividends are not paid on unvested RSUs.  Dividend equivalent units accrue on unvested RSUs and vest at the same time as the underlying RSUs.

(4)

Ms. Goeser and Messrs. Byrnes, Kaufmann, Kelly, Paladino and Peller each received a grant of 1,704 RSUs on January 29, 2020 following our 2020 annual meeting of shareholders. One-half of these RSUs will vest on January 29, 2021 and the remaining one-half of these RSUs will vest on January 29, 2022.

(5)

Mr. Fradin did not stand for reelection at the 2020 annual meeting.  Following the 2020 annual meeting, the company retained Mr. Fradin as an adviser to the Board and senior management.  Under the terms of the adviser agreement entered into with Mr. Fradin, Mr. Fradin is paid (i) a cash retainer fee of $55,000, payable quarterly in arrears and (ii) an additional fee of $2,000 for each Board meeting attended.  In addition, Mr. Fradin received an annual grant of RSUs on January 29, 2020, the effective date of the agreement, with a grant date value of $119,962, which RSUs will vest one-half on the first anniversary of the grant date, and one-half on the second anniversary of the grant date.  In support of the company’s cost reduction initiatives in response to COVID-19, Mr. Fradin agreed to reductions of his cash compensation by 15% for the period April 20, 2020  through June 27, 2020 and 7.5% for the period from June 28, 2020 through November 14, 2020.

(6)

As our Non-executive Chairman of the Board, Mr. Jacobson continues to participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program. In addition, we provide Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. We incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2020 of $173,276 and made $97,724 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2020 compensation attributed to him for the use of the personal administrative assistant. Mr. Jacobson received $1,023 in 401(k) matching funds from the company during fiscal year 2020.

(7)	Mr. Fradin ceased to be a Board member effective as of the conclusion of the 2020 annual meeting.
(8)

The table below shows the aggregate number of unvested stock awards held by our non-executive directors as of August 29, 2020, which number includes dividend equivalent units accrued on RSUs through that date.

Name(1)	Stock Awards (Number of Underlying Shares)
Jonathan Byrnes	2,561
Louise Goeser	2,561
Mitchell Jacobson	—
Michael Kaufmann	2,561
Denis Kelly	2,561
Steven Paladino	2,561
Philip Peller	2,561

_____________________________

(1)	Rudina Seseri was elected to serve as a non-executive director following fiscal year 2020 and, accordingly, is not included in the above table.

26   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates.  The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance.  We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Corporate Social Responsibility

Our purpose is to provide greater value to our stakeholders, which include our associates, customers, owners, suppliers and communities, by helping them achieve their potential and greater success.  We express that purpose through our “Built to Make You Better” brand promise, and we sum up our values and guiding principles in four simple words: Do the right thing.

The Nominating and Corporate Governance Committee has oversight responsibility for our ESG efforts and initiatives.  During fiscal year 2020, we undertook a variety of ESG efforts and initiatives, including:

•

our cross-functional team leading our ESG efforts published a 2020 CSR Report, detailing our values and ESG efforts for all our stakeholders, which is highlighted by our enterprise-level CSR and Environmental Policy Statement that defines specific salient ESG risks from our business activities;

•

establishing an environmental module in our compliance program software, allowing us to more effectively track waste generation, emissions, and natural resource and energy usage across our company and our supply chain, which enabled us to more accurately quantify, track, and report our utilization of natural resources, greenhouse gas emissions, and waste management and recycling programs;

•

continuing to conduct a materiality assessment of our ESG efforts to identify areas of environmental and social responsibility requiring improvement by completing our preliminary salient ESG risk determination and partnering with our customers to improve our “Environmentally Preferred Products” offerings, public endorsements of industry initiatives, principles, or frameworks, and reporting of quantitative indicators associated with the salient risks defined by our CSR and Environmental Policy Statement;

•

expanding our inclusive workforce program in partnership with certain vocational agencies and non-profit organizations to provide workplace opportunities to people with disabilities, which includes 20 full-time and part-time associates as of October 31, 2020;

•	creating company-wide diversity and inclusion initiatives, including promoting “Inclusion Champions” throughout the organization, and hosting a 2-month Women in Leadership program;

•	receiving ISO 45001 certification at our Columbus, Ohio CFC and began expanding its applicability to other supply chain operations in 2021;

•	completing the three-year strategic goal of enhancing our workplace safety operations and culture through our Safety Leadership System at all of our customer fulfillment centers in the US and Canada;

•

aiding the communities in which we operate to address the COVID-19 pandemic, including donating 7,000 N-95 respirator masks to New York-Presbyterian Hospital;

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   27

•	publishing our operational health and safety performance statistics across our business activities in our 2020 CSR Report; and

•

undertaking a review of our supply chain to identify conflict minerals in products we manufacture or contract to manufacture and publishing a Conflicts Minerals Report in compliance with the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and our Conflicts Mineral Policy.

Information about our sustained corporate social responsibility and ESG efforts is contained in our 2020 CSR Report, which is focused on the following stakeholder categories frequently used by investors and other organizations to evaluate corporate social responsibility commitment and performance: (i) environment, (ii) community and society, (iii) associates, (iv) suppliers, (v) customers, and (vi) shareholders.  Our 2020 CSR Report is available on our website at http://investor.mscdirect.com/download/Corporate_Social_Responsibility_Report_FY20.pdf.

For more information on our corporate social responsibility and ESG initiatives, please visit our website at  www.mscdirect.com/corporate/community-relations and www.mscdirect.com/corporategovernance.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747.  Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders.  The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and, if appropriate, ratify any such transaction previously commenced and ongoing.  The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairperson of the Nominating and Corporate Governance Committee, who may act alone.  The Chairperson will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority.  Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all associates generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

28   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Related Person Transactions

Other than compensation arrangements, including those described under the sections entitled “Executive Compensation” beginning on page 58 of this proxy statement and “Overview of Director Compensation” beginning on page 24 of this proxy statement, and the arrangements described below, since the beginning of fiscal year 2020, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•

in which any director, nominee, executive officer, beneficial owner of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Adviser Agreement with Roger Fradin

As previously disclosed, Roger Fradin did not stand for re-election at the 2020 annual meeting and ceased to be a Board member as of the conclusion of the meeting.  On January 29, 2020, we entered into a Board Adviser Agreement with Mr. Fradin in order to continue to obtain the benefits of Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company and his insight and perspective on our customer base.  Pursuant to the adviser agreement, Mr. Fradin acts as an adviser to the Board and senior management.  Under the adviser agreement, Mr. Fradin is paid (i) a cash retainer fee of $55,000, payable quarterly in arrears and (ii) an additional fee of $2,000 for each Board meeting attended. In support of the company’s cost reduction initiatives in response to COVID-19, Mr. Fradin agreed to reductions of his cash compensation by 15% for the period April 20, 2020 through June 27, 2020 and 7.5% for the period from June 28, 2020 through November 14, 2020. In addition, Mr. Fradin receives an annual grant of RSUs, with a grant date value of $120,000, which RSUs vest one-half on the first anniversary of the grant date, and one-half on the second anniversary of the grant date.  In addition, Mr. Fradin is entitled to be reimbursed for reasonable out-of-pocket expenses.  The agreement further provides for customary indemnification and confidentiality obligations.  The term of the adviser agreement is for 12 months and renews automatically unless either party provides notice of intent not to renew at least 30 days prior to the applicable renewal date.  Either party may terminate the agreement by giving 30 days’ notice of termination.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   29

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following individuals are our executive officers as of the date of this proxy statement:

Name of Officer	Position	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer	49	December 2005
Kristen Actis-Grande	Executive Vice President and Chief Financial Officer	39	August 2020
Steven Baruch	Executive Vice President and Chief Strategy & Marketing Officer	52	March 2016
Douglas Jones	Executive Vice President and Chief Supply Chain Officer	56	December 2005
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary	62	October 2008
Beth Bledsoe	Senior Vice President and Chief People Officer	48	November 2020
Charles Bonomo	Senior Vice President and Chief Information Officer	55	July 2007
Kari Heerdt	Senior Vice President, New Business Innovation & Transformation	53	August 2014
Edward Martin	Senior Vice President, Sales & Customer Success	50	June 2019
Gregory Polli	Senior Vice President, Supplier Enablement	57	March 2016

Erik Gershwind

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 9 of this proxy statement for the biographical data for Mr. Gershwind.

Kristen Actis-Grande

Ms. Actis-Grande was appointed our Executive Vice President and Chief Financial Officer in August 2020 following the resignation of Mr. Gregory Clark, who served as interim Chief Financial Officer since January 2020. Prior to joining our company, Ms. Actis-Grande served in various positions of increasing responsibility in the finance area at Trane Technologies plc (NYSE: TT; formerly known as Ingersoll-Rand plc) and Ingersoll Rand Inc. (NYSE: IR; formerly known as Gardner Denver Holdings, Inc.; formed following Gardner Denver’s acquisition of Ingersoll-Rand plc’s Industrial segment in February 2020), including serving as Vice President of Investor Relations and Financial Planning & Analysis at Ingersoll Rand Inc. from June 2020 through August 2020, Vice President of Finance, Industrial Technologies and Services EMEIA at Ingersoll Rand Inc. from February 2020 to June 2020, Vice President of Finance, Compression Technologies and Services at Ingersoll-Rand plc from August 2018 to February 2020, Vice President of Finance, Residential HVAC and Supply at Ingersoll-Rand plc from May 2016 to August 2018, and Director of Selling Finance and Business Initiatives, Residential HVAC and Supply at Ingersoll-Rand plc from April 2014 to May 2016.

Steven Baruch

Mr. Baruch was appointed our Executive Vice President and Chief Strategy & Marketing Officer in August 2017.  Previously, he served as our Senior Vice President, Strategy and Marketing, a position he held from July 2015 until August 2017.  Prior to that, he served as our Vice President of Digital & Strategy, a position he held from 2014 until July 2015, and as our Vice President of eCommerce from November 2010 until May 2014.  Mr. Baruch joined our company in May 2008.  Prior to joining our company, Mr. Baruch served as Senior Vice President of Sales and Managed Services for Adecco where he was responsible for leading B2B sales and marketing with focus on digital, web and eCommerce strategy and execution.  Previously, he held various executive positions at global electronics distributor Arrow Electronics, including Director of Sales, Marketing, and Public Relations for arrow.com.

30   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Douglas Jones

Mr. Jones was appointed our Executive Vice President and Chief Supply Chain Officer in October 2014, having previously served as our Executive Vice President, Global Supply Chain Operations since October 2009.  Previously, he was our Senior Vice President, Supply Chain Management from April 2008 until October 2009 and our Senior Vice President of Logistics from December 2005 until April 2008.  Mr. Jones joined our company in July 2001, as Vice President of Fulfillment.  Prior to joining our company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001.  Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago.  During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

Steve Armstrong

Mr. Armstrong was appointed our Senior Vice President, General Counsel and Corporate Secretary in October 2012.  Previously, he served as our Vice President, General Counsel and Corporate Secretary from October 2008 until October 2012.  From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal.  Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006.  From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado.  Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings, and Baker and Hostetler.

Beth Bledsoe

Ms. Bledsoe was appointed our Senior Vice President and Chief People Officer in November 2020.  Previously, she served as our Vice President and Chief People Officer from January 2019 to November 2020, and as our Director, Human Resources – Corporate Functions from February 2015 to January 2019.  Prior to joining MSC, Ms. Bledsoe served in various human resources leadership roles of increasing responsibility at Ingersoll-Rand plc.

Charles Bonomo

Mr. Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011.  Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011.  From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006.  Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998.  Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   31

Kari Heerdt

Ms. Heerdt was appointed Senior Vice President, New Business Innovation & Transformation in June 2019.  Previously, she served as our interim Senior Vice President, Sales & Customer Success from January 2019 to June 2019, and as our Senior Vice President, Chief People Officer from August 2014 to January 2019.  Previously, Ms. Heerdt served as Partner, Strategic Account Executive at Aon Hewitt, the global talent, retirement and health business of Aon Plc (NYSE: AON), where she oversaw one of Aon Hewitt’s largest clients. Prior to that, Ms. Heerdt was a Senior Consultant at Aon Hewitt in the Corporate Restructuring and Change, Talent and Organization Consulting practice, later becoming the Senior Manager, Operations for Cerberus Capital Management, a leading investment management firm, before becoming the Senior Vice President, Human Resources for two of Cerberus’ portfolio companies, Mervyn’s LLC and Talecris Biotherapeutics, Inc.  Ms. Heerdt served as Senior Vice President, Human Resources for Mervyn’s LLC from April 2005 until January 2008.

Edward Martin

Mr. Martin was appointed our Senior Vice President, Sales & Customer Success in June 2019.  Previously, he served as Chief Commercial Officer, Industrial Solutions, for GE Power, a global distribution and control company owned by General Electric Co. (NYSE: GE) from October 2016 to June 2019.  Prior to that, Mr. Martin served as Chief Commercial Officer, Measurement & Control for GE Oil and Gas, an equipment service provider to the global oil and gas industry owned by GE from February 2014 to September 2016.  Prior to that, Mr. Martin served as Chief Marketing Officer at GE Appliances, a company owned by GE from April 2010 to February 2014, and served in various positions of increasing responsibility during his tenure at GE.

Gregory Polli

Mr. Polli was appointed our Senior Vice President, Supplier Enablement in May 2019.  Previously, he served as our Senior Vice President, Category Management from July 2015 to May 2019, as our Vice President, Product Management from November 2005 to July 2015, our Vice President, Metalworking from November 2002 to November 2005, our Vice President, Metalworking Merchandising from April 2002 to November 2002 and our Vice President, Product from October 1999 to April 2002.  Prior to that, Mr. Polli held various positions of increasing responsibility at our company in product management and merchandising since joining our company in 1988.

32   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP, which has been our independent registered public accounting firm since 2002, to serve as our independent registered public accounting firm for fiscal year 2021.  Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm.  If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company.  We expect that a representative from Ernst & Young LLP will be present at the annual meeting.  This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 29, 2020 and August 31, 2019, Ernst & Young LLP billed us for their services the fees set forth in the table below.  All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2020	2019
Audit fees (1)	$1,293,000	$1,357,000
Audit-related fees (2)	$43,000	$43,000
Tax fees (3)	$30,339	$35,843
All Other Fees	$—	$—
Total	$1,366,339	$1,435,843

_____________________________

(1)

Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.

(2)

Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements.  The nature of the services performed for these fees was the audit of our 401(k) plan in fiscal years 2020 and 2019.

(3)

Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.  The nature of the services performed for these fees was for assistance in Mexico, the United Kingdom and United States federal and state tax compliance and state and local tax consultation.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation.  The Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   33

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our web site at www.mscdirect.com/corporategovernance.  The Audit Committee is directly responsible for the appointment, termination, compensation, retention and oversight of the work of our independent auditors.  The Audit Committee consists of the five directors named below, each of whom is an independent director as defined by applicable SEC rules and NYSE listing standards.

Each year the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to reengage the current firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, its capabilities, its technical expertise, its knowledge of our operations and the appropriateness of its fees for audit and non-audit services. Based on this evaluation, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements and internal controls over financial reporting for fiscal year 2020.  The Audit Committee also oversees the periodic required rotation of the lead audit partner, as required by SEC rules. It is directly involved in that process and selected a new Ernst & Young LLP audit partner commencing for the 2021 fiscal year audit.

Our financial and senior management supervise our systems of internal controls and the financial reporting process.  Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements.  In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting.  The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 29, 2020, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting.  Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.  The Audit Committee also inquired about significant business and financial reporting risks, reviewed the company’s policies for risk assessment and risk management and assessed the steps management is taking to address these risks.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the company’s Director of Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

34   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.  The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm.  The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors.  The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2020 and fiscal year 2019 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 29, 2020, which was filed with the SEC on October 27, 2020.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairperson)

Jonathan Byrnes

Michael Kaufmann

Denis Kelly

Steven Paladino

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   35

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation.  Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs.  This discussion focuses principally on compensation and compensation practices relating to the NEOs for our 2020 fiscal year.  Our NEOs for fiscal year 2020 were:

Name	Position
Erik Gershwind	President and Chief Executive Officer
Douglas Jones	Executive Vice President and Chief Supply Chain Officer
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary
Edward Martin	Senior Vice President, Sales & Customer Success
Gregory Clark(1)	Vice President and Interim Chief Financial Officer
Rustom Jilla(2)	Former Executive Vice President and Chief Financial Officer

_____________________________

(1)

Mr. Clark was appointed interim Chief Financial Officer, effective January 17, 2020. He resigned from the position of interim Chief Financial Officer, effective August 31, 2020 upon the appointment of Kristen Actis-Grande as the company’s Executive Vice President and Chief Financial Officer.

(2)

Mr. Jilla resigned from his position effective January 17, 2020.  In accordance with the terms of the RSUs, PSUs and stock options, all of his unvested RSUs, PSUs and stock options were forfeited upon the termination of his employment.

Executive Summary

Fiscal 2020 Performance Highlights

In fiscal year 2020, we continued our transformation to become a mission-critical partner to our customers on the plant floor and capitalized on opportunities to further position our company for growth.  Our company also rose to the occasion amid the unprecedented challenges related to the COVID-19 pandemic and ongoing macroeconomic concerns by serving our customers and keeping our associates safe.

During the first half of our fiscal 2020, we executed well in what was a weak demand environment.  However, the environment rapidly changed in March as the COVID-19 pandemic spread and the manufacturing economy largely came to a halt.  We quickly turned to driving business continuity and protecting the health and well-being of our associates and their families, our customers and our partners.  We provided essential services to front-line organizations, ensuring that we were doing our part to respond to COVID-19 and safely serving our customers.  Since the outset of the pandemic, we have focused on four key priorities: ensuring the safety of our team and our customers; solidifying business continuity plans for our company and partners; maintaining disciplined cost management; and ensuring the financial stability of our company.

Moving forward, we are focused on accelerating market share capture and improving profitability.  At the same time, we are aligning our operating expenses with our new strategy.  We have completed a comprehensive review of our cost structure and have identified opportunities for improvement.  Our operating performance in fiscal 2020 was highlighted by the following:

•

net sales decreased 5.1% to $3.2 billion, primarily due to the impact of COVID-19 on the industrial economy, including a difficult manufacturing environment and increased caution amongst our customers;

•	we generated $396.7 million of cash from operations in fiscal 2020;
•

we paid out $444.2 million in cash dividends, comprised of special and regular cash dividends of approximately $277.6 million and $166.5 million, respectively, compared to regular cash dividends of $145.7 million in the prior fiscal year;

•

we incurred $17.0 million in restructuring and other related costs, comprised of $6.6 million in consulting costs related to the optimization of the company’s operations and $10.4 million in severance and separation benefits charges and other related costs associated primarily with sales workforce realignment; our operating expenses decreased 3.8% to $992.6 million in fiscal 2020, as compared to $1.032 billion in fiscal 2019;

•	36 MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

•	operating income in fiscal 2020 was $350.7 million, representing a decrease of 12.3% from operating income of $400.0 million in fiscal 2019; and
•	diluted earnings per share was $4.51 in fiscal 2020 versus $5.20 in fiscal 2019.

Fiscal 2020 Compensation Highlights

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board (referred to in this discussion as the Committee) took the following key actions with respect to NEO compensation for fiscal 2020.  Compensation information in this Compensation Discussion and Analysis section, including our NEOs’ compensation in relation to the competitive market data, does not give effect to temporary reductions taken in response to COVID-19, as these are not representative of ongoing pay programs.  In addition, Mr. Clark’s compensation was not benchmarked against competitive market data for a Chief Financial Officer because he was serving in an interim capacity, and we therefore do not discuss his fiscal 2020 compensation in relation to the competitive market data:

•

Bonus Payouts Below Target.  Based on company performance against target performance goals and achievement levels of each NEO’s individual goals and objectives (G&Os) under our performance bonus plan, and the Committee’s determination of the appropriate individual performance multiplier, payouts under our performance bonus plan were 25.0% of target for Mr. Gershwind and between 25.0% and 50.0% of target for Messrs. Jones, Armstrong and Martin.  Mr. Clark’s payout was 60.0% of target.

•

CEO Total Cash Compensation Substantially Below Market 25th Percentile; Other NEOs At or Below Market 25th Percentile.  Total actual cash compensation for Mr. Gershwind was substantially below the 25th percentile of the competitive market data developed by our independent compensation consultant.  Messrs. Jones’ and Martin’s total cash compensation approximated the 25th percentile of the competitive market data, and Mr. Armstrong’s total cash compensation was below the 25th  percentile of the competitive market data.

•

CEO Total Direct Compensation (TDC) Below Market 25th Percentile; Other NEOs At or Below Market Median, with One NEO at 25th Percentile.  We calculate TDC as the sum of fiscal year end base salary, actual annual performance bonuses and long-term equity awards.  For fiscal 2020, Mr. Gershwind’s TDC was 7.0% below the 25th percentile of the competitive market data; Mr. Jones’ TDC approximated the median of the competitive market data; Mr. Martin’s TDC was between the 25th and 50th percentiles of the competitive market data; and Mr. Armstrong’s TDC approximated the 25th percentile of the competitive market data.

The table below illustrates how our compensation is aligned with our performance by showing the total cash compensation and total direct compensation for each of our NEOs, other than our former CFO, in fiscal 2020 against the competitive market data:

Named Executive Officer	Fiscal 2020 Total Cash Compensation ($) (1)	Competitive Positioning(2) of Total Cash Compensation	Fiscal 2020 Total Direct Compensation ($) (3)	Competitive Positioning(2) of Total Direct Compensation
Erik Gershwind	1,146,151	<25th percentile	4,396,009	<25th percentile
Douglas Jones	539,427	approx. 25th percentile	1,144,236	approx. 50th percentile
Steve Armstrong	478,175	<25th percentile	990,009	approx. 25th percentile
Edward Martin	533,469	approx. 25th percentile	983,452	between 25th & 50th percentiles

____________________________

(1)	Total cash compensation is calculated as the sum of (i) base salary in effect as of the fiscal year end and (ii) actual annual performance bonus.
(2)	Please see “―Competitive Positioning” beginning on page 51 for information about our peer companies and our competitive market data.
(3)

Total direct compensation is calculated as the sum of (i) base salary (see Note 1 above), (ii) actual annual performance bonus (see Note 1 above) and (iii) long-term equity awards granted in fiscal 2020 (including the incremental fair value relating to the extension of option expiration dates in May 2020).

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COVID-19 Related Executive Compensation Reductions

In addition to the actions noted above, in light of the uncertainty created by the effects of the COVID-19 pandemic and the company’s initiatives to reduce costs, Mr. Gershwind voluntarily agreed to reduce his base salary by 25% for the period from April 20, 2020 through June 27, 2020 and by 12.5% for the period from June 28, 2020 through November 14, 2020.  Our other executive officers agreed to reduce their base salaries by 15% and 7.5%, respectively, over such periods.

The Committee did not make any adjustments to the target levels under our annual performance bonus plan or under the fiscal 2020 performance share units (PSUs) to reflect the impact of COVID-19 on our business.

As the pandemic’s impact on our business evolves, the Committee will continue to evaluate our executive compensation program to ensure it fulfills the key objectives of our executive compensation philosophy and that it serves the best interests of our company and our shareholders.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and, therefore, long-term shareholder value.  Our key compensation goals for our associates, including the NEOs, are to:

•	create a performance driven culture based on personal accountability by linking rewards to company and individual performance;
•	provide a market competitive compensation opportunity to enable the company to attract, retain and motivate highly talented associates; and
•	align our executives’ interests with those of our shareholders.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a market competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

The following table provides information about the key elements of our fiscal 2020 compensation programs:

Compensation Element	Description		Key Objectives
Base Salary	Fixed Annual Cash	•	Attract and retain highly talented executives
		•	Recognize day-to-day contributions and responsibilities
		•	Targeted at or below the median of our competitive market data
		•	Competitive positioning may vary based upon executive’s experience and individual performance
Annual Performance Bonus	Variable Annual Cash	•

Pay-for-performance program that rewards achievement of two key short-term company financial metrics (organic revenue growth and adjusted operating margin) and meaningful individual goals and objectives (G&Os)

		•	“At risk” since there is no payout for any measure when the company or the individual fails to achieve the threshold level for such measure
		•	Maximum payout of 200% of target realized only if company and executive achieve superior performance for all company financial and individual measures
		•	Committee retains discretion to reduce annual bonus payouts

38   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Long-Term Incentive Compensation	Variable Equity (PSUs and RSUs)	•	Aligns our executives’ interests with our shareholders
		•	Promotes retention
		•	Beginning with fiscal 2020, RSUs vest 25% on each of the 1st through 4th anniversaries of grant
•

PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to grantee’s continued employment

		•	“At risk” since there is no payout on the PSUs if performance is below the threshold level of performance
		•	Dividend equivalents on PSUs vest at the same time as the underlying PSUs, subject to the same performance vesting requirements
		•	PSUs represent 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs
Welfare Benefits and Perquisites Retirement	Generally tracks broad-based benefits	•	No supplemental life insurance, financial planning, country club memberships or special health benefits
	401(k) plan	•	Executives participate on the same basis as our associates
		•	No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among short-term and long-term compensation or among cash and non-cash compensation.  Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals.  As a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manage the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs.  However, as an executive assumes more responsibility, a greater percentage of total target cash compensation is allocated to annual performance bonus compensation, and a greater percentage of total direct compensation is allocated to equity compensation.  The Committee does not maintain a policy regarding internal pay equity, but the Committee considers internal pay equity as part of its overall review of our compensation programs.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   39

Alignment with Compensation Best Practices

The Committee reviews our compensation programs, competitive market data and best practices in the executive compensation area.  In past years, the Committee has recommended, and our Board has approved, changes in our compensation policies and practices to align with best practices.  Beginning with fiscal 2020, we discontinued granting stock options, and PSUs now represent 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs.  Key features of our compensation programs that the Committee believes align with best practices in executive compensation are as follows:

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES
What We Do	What We Don’t Do

We benchmark executive compensation against market data developed by FW Cook, our independent compensation consultant.  Peer companies are reviewed by the Committee annually to assure their appropriateness for benchmarking executive compensation.

We do not provide employment agreements. No NEO has an employment agreement.

We generally target the fixed and variable elements of our executives’ compensation at the median of the market data.	We do not provide unusual or excessive perquisites.

We use a pay-for-performance executive compensation model, with a significant portion of executive compensation at-risk and/or long-term.	Our executive change in control severance plan does not provide for tax “gross-ups.”

Beginning with fiscal 2020, we discontinued granting stock options.  We now grant RSUs and PSUs, which promotes retention and aligns executive compensation with the creation of long-term shareholder value.  PSUs represent 25% of the grant date value of equity awards to executive officers, with 75% of the grant date value represented by RSUs.

We do not have “single trigger” accelerated vesting of equity awards upon a change in control.

We regularly review senior level promotion and succession plans, including for the CEO position.	We do not maintain executive pension plans or supplemental executive retirement plans, nor do we provide our executives with deferred compensation arrangements.

We maintain a reasonable share burn rate. During fiscal year 2020, our burn rate was 0.51%; our 3-year average burn rate for fiscal 2018 through fiscal 2020 was 0.88%.	Our equity incentive plans expressly prohibit option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights.

We maintain a clawback policy to recoup incentive compensation in the event of a significant financial restatement (whether or not a covered officer engaged in misconduct), as well as in cases of breach of non-competition and other covenants.

We prohibit our associates and Board members from engaging in short-selling, margin transactions, trading in exchange-traded options and engaging in hedging or monetization transactions, or pledging company shares in margin accounts.  We strictly limit pledging of company stock as collateral for non-margin account loans.

We maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics, including executive compensation, and consider shareholder advisory votes and views in determining our executive compensation policies.

We maintain stock ownership guidelines for executives, other senior officers and non-executive directors.

40   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Shareholder Engagement and “Say on Pay” Vote

We are committed to engaging with our shareholders.  We maintain a formal investor relations outreach program to solicit the views of institutional shareholders on a variety of topics, including executive compensation.  As part of this program, our senior management and investor relations team regularly meet with institutional investors.  During fiscal year 2020, our senior management and investor relations team met with many institutional investors, including all of our top 25 investors with actively managed funds, through investor conferences, investor roadshows, in-person and virtual meetings and telephone conferences.

We are also committed to continued engagement between shareholders and the company through the formal “say on pay” advisory vote on executive compensation.  At our 2020 Annual Meeting held on January 29, 2020, the advisory vote received the support of 98.2% of the votes cast at the annual meeting.  In its review of our executive compensation programs, the Committee carefully considered the results of the 2020 advisory vote on executive compensation.  As previously disclosed, we plan to hold the “say on pay” advisory vote on an annual basis.  In addition, we continually monitor the views of our major institutional shareholders to assure alignment of our compensation practices with our institutional shareholders’ standards.  The Committee will consider feedback from our shareholders along with the results of the “say on pay” advisory vote as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives.  The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to achieve our compensation philosophy.  In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the NEOs and our other executive officers and senior officers.  The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions Are Made

Each August, the Committee receives a formal presentation from FW Cook, its independent compensation consultant, on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives.  Based on the benchmarking data prepared by the Committee’s independent compensation consultant and the consultant’s evaluation of the company’s compensation programs, our Human Resources department, with input from our Chief Executive Officer and Chief Financial Officer, compiles management’s recommendations for our annual performance bonus plan and equity award grants for the upcoming fiscal year.  The Committee meets in September to review and consider the preliminary management recommendations. At its October meeting, when the company’s fiscal year financial results are being considered by our Board, the Committee reviews achievement of the prior fiscal year’s annual performance bonus plan financial metrics and each NEO’s individual goals and objectives (G&Os), and approves the annual bonus payouts. Equity grants are approved in early November, after the company’s annual report on Form 10-K has been filed. Depending on company or individual circumstances, base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews, and the Committee also may make other compensation decisions during the year.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   41

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer and our Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives.  The Committee obtains our Chairman’s input on the compensation of our Chief Executive Officer, and our Chief Executive Officer provides the Committee with input on the compensation of the other NEOs and other executive officers and senior officers.  Our Human Resources department collects and analyzes relevant data, including comparative compensation data prepared by FW Cook, which is used by the Committee to inform compensation decisions.

Compensation Consultant

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors.  Since 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, FW Cook.  To assist the Committee with its compensation decisions, FW Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data.  Please see the section below “―Competitive Positioning” beginning on page 51 for information about our peer companies and our competitive market data.  FW Cook also furnishes the Committee with competitive compensation data and analysis for non-executive directors.  In addition, FW Cook assists the Committee with its risk assessment of our compensation programs, and advised on the methodology used for our 2020 CEO pay ratio disclosure.  FW Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

42   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Fiscal Year 2020 Executive Compensation

Summary of Fiscal Year 2020 Compensation Decisions

The Committee believes that management continued to effectively execute our company’s transformation from a spot-buy supplier to a mission-critical partner to our customers, where we are positioned as experts who provide highly technical solutions to support our customers across all areas of the plant floor.  In a difficult manufacturing environment, management took swift cost containment measures and continued implementing structural changes to reduce operating expenses as a percentage of sales.  As discussed earlier, our executive officers agreed to voluntary reductions in their base salaries.  Due to COVID-19 and the weak manufacturing environment, we did not meet the threshold levels of performance for organic revenue growth and adjusted operating margin, the two financial metrics under our annual performance bonus plan.  As a consequence, bonus payouts were based entirely on individual goals and objectives (G&Os) and the individual performance multiplier, and were substantially below target for our NEOs.

Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2020 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.  The following summarizes fiscal 2020 compensation results:

•

base salaries generally approximated the median of the competitive market data, with the exception of Mr. Gershwind, whose base salary remained below the market 25th percentile; in fiscal 2020, all NEO base salaries, other than Mr. Clark’s, were maintained at the prior year’s levels; Mr. Clark’s base salary was increased for the period that Mr. Clark acted as interim Chief Financial Officer;

•

as our achievement of the financial metrics under our performance bonus plan was below threshold for both of our financial metrics, there was no payout on the financial metrics components of our bonus plan; fiscal 2020 bonus payouts were based entirely on achievement levels of each NEO’s individual goals and objectives (G&Os) under our performance bonus plan, and the Committee’s determination of the appropriate individual performance multiplier.  Payouts under our performance bonus plan were 25.0% of target for Mr. Gershwind and between 25.0% and 50.0% of target for Messrs. Jones, Armstrong and Martin.  Mr. Clark’s payout was 60.0% of target;

•

total cash compensation for Mr. Gershwind was 37.4% below the 25th percentile of the competitive market data; total direct compensation for Mr. Gershwind was 7.0% below the 25th percentile of the competitive market data; and

•

total cash compensation for Messrs. Jones and Martin approximated the 25th percentile of the competitive market data and was substantially below the market 25th percentile for Mr. Armstrong; total direct compensation for Mr. Jones approximated the median of the competitive market data, total direct compensation for Mr. Martin was between the 25th and 50th percentiles of the competitive market data, and total direct compensation for Mr. Armstrong approximated the 25th percentile of the competitive market data.

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•	base salary;
•	annual performance bonuses;
•	stock-based compensation in the form of PSUs and RSUs; and
•	other benefits.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and considering competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company.  Base salaries are reviewed each year in connection with the executives’ performance evaluations and may be adjusted based on competitive market data, individual performance and

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   43

promotions or changed responsibilities.  The Committee seeks to target base salary levels at or below the market median.  However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations.  In fiscal 2020, all NEO base salaries, other than Mr. Clark’s, were maintained at the prior year’s levels.  Mr. Gershwind’s base salary remained below the market 25th percentile, while the other NEOs’ base salaries approximated the market median.  As noted earlier, Mr. Clark’s compensation was not benchmarked against competitive market data for a Chief Financial Officer and we therefore do not discuss his fiscal 2020 compensation in relation to the competitive market data.  Mr. Clark’s base salary was increased for the period that Mr. Clark acted as interim Chief Financial Officer.

Annual Performance Bonus Program

For fiscal year 2020, we measured financial performance under our annual performance bonus plan based on two financial metrics – organic revenue growth percentage (on an average daily sales (ADS) basis) and adjusted operating margin, weighted at 37.5% each.  These were the same financial metrics that we used for our annual performance bonus plan in fiscal year 2019.  Our performance bonus plan for fiscal 2020 fixed payout levels based on achievement of financial metrics measured against our fiscal 2020 operating plan.

As in previous years, the remaining 25% of the target bonus opportunity was based on the achievement of individual G&Os.  In addition, award opportunities were subject to an individual performance multiplier.  Maximum bonus payouts are capped at 200% of target.

Gregory Clark, who served as interim Chief Financial Officer for part of fiscal 2020, participates in the annual performance bonus plan as a non-executive officer.  For participants who are not executive officers, the financial metrics have a weighting of 25.0% each, with 50% of the target bonus opportunity based on the achievement of individual G&Os.

Bonus award opportunities are designed to provide market based, competitive award opportunities with target amounts designed to result in total cash compensation approximating the median of the market data and payouts at stretch performance designed to result in total cash compensation approximating the 75th percentile of the market data.  The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of company and individual performance.  For threshold, target and maximum dollar amounts of performance bonus opportunities under our performance bonus program for the NEOs, please see the Fiscal Year 2020 Grants of Plan-Based Awards table on page 60 of this proxy statement.

Company Financial Metrics

Company financial metrics are established by the Committee based on the company’s business plan, as reviewed and approved by the Committee, and consistent with analysts’ consensus expectations.  For fiscal 2020, company financial metrics were:

•	organic revenue growth (ADS)(year-over-year); and
•	adjusted operating margin.

The Committee continued with the same financial metrics as in prior fiscal years because these two financial metrics remain two of the most important drivers of value creation for our shareholders and the Committee believes there is a benefit in keeping consistency in metrics year to year.

In setting award opportunities, the plan provides for four payout levels based on achievement of company financial metrics, as follows:

•	threshold – payout at 25% of target based on minimum level of performance;
•	target – payout at 100% based on achievement at target levels, which are aligned with our budget;
•

stretch performance – payout at 125% of target based on achievement of stretch goals that represent market leading performance, and intended to provide total cash compensation levels approximating the 75th percentile of the market data; and

•	maximum – payout at 160% of target based on superior performance.

44   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

The following table sets forth the payout level opportunities available for our NEOs in fiscal 2020 for each company financial metric as a percentage of the target award (with each financial metric having a weighting of 37.5%) based on different levels of performance.   No payout for any financial metric is made if the threshold performance level for that financial metric is not achieved.  For performance between the different payout levels indicated below, straight-line interpolation is used to arrive at the actual payout:

	Organic Revenue Growth (%)	Adjusted Operating Margin (%)	Payout of Each Metric as a % of Target
Threshold	0.6	11.6	9.4
Target	2.5	11.9	37.5
Stretch	3.5	12.0	46.9
Maximum	5.0	12.2	60.0

Actual Financial Performance vs. Target Goals

The table below shows the actual performance for the company financial metrics versus target:

	Target	Actual	Payout of Each Metric as a % of Target
Organic Revenue Growth (ADS)(%)	2.5	(5.1)	0
Adjusted Operating Margin (%)	11.9	11.5	0

In calculating adjusted operating margin, we excluded $17.0 million of restructuring and other related costs, comprised of $6.6 million in consulting costs related to the optimization of the company’s operations and $10.4 million in severance and separation benefits charges and other related costs associated primarily with sales workforce realignment, which had the effect of increasing adjusted operating margin from 11.0% to 11.5%.  Consistent with prior practice, the Committee set the targets to exclude these items to achieve comparability and the incentive purpose of the annual performance bonus program.

Individual Goals and Objectives (G&Os)

Achievement of individual G&Os has a 25% weighting in our performance bonus plan (except that for Mr. Clark, the weighting was 50%).  Individual G&Os are established annually and include strategic initiatives with both financial and non-financial goals. Executives are evaluated based upon achievement of these meaningful goals.  At the end of each year, our CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Committee. The Committee evaluates our CEO’s performance against his pre-established individual objectives.  Based on the Committee’s evaluation of the CEO and the CEO’s recommendations, the Committee determines and approves the achievement and payout level of the G&Os for each executive officer.  The following table sets forth the payout level opportunities for our NEOs (other than Mr. Clark whose target G&O payout is 50% and whose other G&O performance level payouts are commensurately adjusted) as a percentage of the target award for the individual G&Os based on different levels of performance.  No payout is made if the threshold (partially meets) performance level is not achieved:

Individual G&Os Performance Levels	Payout as a % of Target
Partially meets	18.75
Achieves	25.0
Exceeds	31.25
Greatly Exceeds	40.0

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Achievement of Individual G&Os

For fiscal 2020, the Committee determined that each of Messrs. Gershwind and Armstrong achieved his individual G&Os, resulting in a payout of 25.0% of target; Mr. Jones greatly exceeded achievement of his individual G&Os, resulting in a payout of 40.0% of target; and Mr. Martin exceeded his individual G&Os, resulting in a payout of 31.25% of target.  Mr. Clark achieved his individual G&Os, resulting in a payout of 50% of target.  The Committee considered each NEO’s individual performance goals and performance, including the following:

•

Erik Gershwind –  Prioritized health and safety for our associates and customers during the COVID-19 pandemic.  Acquired market share by sourcing, procuring and selling PPE products into existing and new customers.  Rebuilt sales leadership team to continue transformation from a spot buy value proposition to one that is prepared to deliver upon the new, more complex and high-touch role that we play for our customers to enable them to achieve higher levels of growth, productivity and profitability.  Reengineered our model and drove cost reduction. Invested in growth programs focused on Metalworking, Solutions, Digital, Business Development and Government.  Continued focus on top talent, management succession, and diversity and inclusion.

•

Douglas Jones – Led the crisis management effort to develop new work protocols that focus on the health and safety of our associates and their families, as well as the continued support of our customers.  Executed on a successful contract re-negotiation with a major transportation provider.  Identified cost down efficiency opportunities and began execution within Supply Chain.  Assisted the Sales team to drive sales of critical PPE items for many of our key customers.

•

Steve Armstrong – Addressed the legal and other challenges presented by the COVID-19 pandemic.  Assisted the Category Management team source in a compliant manner a large quantity of new, highly-regulated PPE, safety and janitorial products.  Provided strong support on pricing and CARES Act matters.  Continued to execute on his succession plan and develop bench strength.

•

Edward Martin –  Completed execution of Field sales transformation strategy, driving better customer connections and performance across the sales organization.  Implemented simplified compensation plans across sales organization.  Quickly pivoted sales organization to focus on PPE during the pandemic.  Established government sales team as standalone function, dedicating resources and leadership to drive growth in this key area of the business.  Increased price and drove a profitability focus.  Fostered a culture of “One Team”, transparency in the field and across the business.  Invested in top talent on the sales leadership team.

•

Gregory Clark – Served as Interim CFO.  Mobilized Finance and Accounting teams to work remotely while providing timely, accurate, dynamic financial modeling for management to make strategic decisions during the pandemic. Provided governance support and ensured that internal controls are working as designed.  Continued to strengthen Finance team and develop talent.

Individual Performance Multiplier

Payout levels based on achievement of the company financial metrics and individual G&Os are subject to an individual performance multiplier.  We designed our performance bonus plan with this individual performance multiplier to provide greater weighting based on individual performance, consistent with our performance-based compensation philosophy.  The individual performance multiplier evaluation differs from the evaluation of individual G&Os and is based on an evaluation of the executive’s overall leadership and effectiveness.  Based on the Committee’s evaluation of the CEO and the CEO’s recommendations, the Committee determines and approves the individual performance multiplier for each executive officer.  The individual performance multiplier is as follows:

Performance	Payout
Does Not Meet	0%
Partial	50%
Achieves	100%
Strong	110%
Outstanding	125%

46   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

As set forth in the following table, the Committee determined an individual performance multiplier of 100% for Messrs. Gershwind and Armstrong, an individual performance multiplier of 125% for Mr. Jones, an individual performance multiplier of 110% for Mr. Martin, and an individual performance multiplier of 120% for Mr. Clark.

Fiscal 2020 Performance Bonuses for NEOs

The following table summarizes the computations for the NEOs’ performance bonuses for fiscal 2020:

NEO	Target Bonus Amount (A) ($)	Financial Metrics (B) ($)	Individual G&Os (C) ($)	Individual Performance Multiplier (D)	2020 Actual Bonus (E)= (B+C)xD ($)	2020 Actual Bonus As % Target
Erik Gershwind	1,500,000	0	375,000	100%	375,000	25.0
Douglas Jones	232,694	0	93,078	125%	116,347	50.0
Steve Armstrong	212,522	0	53,131	100%	53,131	25.0
Edward Martin	301,000	0	94,063	110%	103,469	34.4
Gregory Clark	96,409	0	48,204	120%	57,845	60.0

The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of company and individual performance.  The Committee did not make any such adjustments for fiscal year 2020.

The Committee believes that bonuses awarded under our annual performance bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the NEOs.

Long-Term Stock-Based Compensation

Prior to fiscal 2020, the Committee granted stock options and RSUs under our 2015 Omnibus Incentive Plan to provide competitive compensation, promote retention, and align the interests of our executives with those of our shareholders.  Beginning with fiscal 2020, in order to further align executive compensation with company performance, the Committee now grants PSUs and RSUs, with PSUs representing 25% of the grant date value of equity awards to executive officers, and 75% of the grant date value represented by RSUs. We believe that providing combined grants of RSUs and PSUs effectively focuses our executives on delivering long-term value to our shareholders, while aligning compensation with performance, as PSUs only vest if the company achieves long-term operating profit growth target levels.  RSUs reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted operating profit growth over a period of three fiscal years (from fiscal year 2020 through fiscal year 2022 for the fiscal 2020 grants), subject to the grantee’s continued employment.  No payout is made if the performance is below the threshold level.  In setting performance levels, the Committee seeks to set a target level that is a reasonable goal aligned with the company’s operating plan, with the maximum performance level requiring significant outperformance and the threshold level representing a minimally acceptable performance level.  The Committee has discretion to make adjustments to the computation of adjusted operating profit as it deems appropriate to reflect the impact of items that are not indicative of ongoing operating results, including such items as restructuring and severance charges and acquisitions.  Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The Committee does not have a fixed policy on allocating between RSUs and PSUs, but seeks to balance the retentive values of RSUs and PSUs, while aligning PSU payouts with long-term growth target levels.

Beginning with grants in fiscal 2020, RSUs will vest 25% ratably over four years for associates at the director and above levels, including executive officers.   The Committee made this change to provide better alignment with market practices.  The Committee believes that this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to our shareholders once the shares are issued or vested, and we seek to mitigate this effect by repurchasing shares

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   47

from time to time under the company’s share buyback program. We also evaluate and benchmark the company’s annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant.  Our burn rate (or the number of shares of Class A common stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of common stock) for fiscal 2020 was 0.51%, below the 25th percentile of our peer companies; our 3-year average burn rate for fiscal 2018 through fiscal 2020 was 0.88%, also below the 25th percentile of our peer companies.  Our fully diluted equity overhang as of the fiscal 2020 year end was below the 25th percentile of our peer companies.  Our fully diluted overhang attributable to grants outstanding as of the fiscal 2020 fiscal year end was between the 25th percentile and the median of our peer companies.

As discussed below under “Change of Control Arrangements,” the vesting of unvested stock options, RSUs and PSUs only accelerates if there is both a change in control of the company and if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in our executive change in control severance plan, a termination by the executive for good reason) within one year (two years for executives who participate in our executive change in control severance plan) following the change in control.  Because there is no acceleration of awards unless there is both a change in control and either the awards would be terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting.

Equity Grants During Fiscal Year 2020

The number of RSUs and PSUs granted to the NEOs in fiscal year 2020, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2020 Grants of Plan-Based Awards table on page 60 of this proxy statement.  Equity awards granted in November 2019 were benchmarked against the competitive market data and resulted in target total direct compensation between the 25th percentile and median for Mr. Gershwind, approximating the median for Messrs. Jones and Martin, and approximating the 25th percentile for Mr. Armstrong.

On May 22, 2020, the Committee approved the extensions of the expiration date of options held by our associates, including executive officers, other than Mr. Gershwind.  These options were granted in October 2013 and October 2014 and had seven-year terms.  The Committee determined that it was appropriate to extend the expiration date of the October 2013 grants to expire in October 2022 (a 2-year extension) and to extend the expiration date of the October 2014 grants to expire in October 2022 (a 1-year extension).  The Committee determined that the COVID-19 pandemic had resulted in the options becoming further underwater, and that the extensions would not guarantee or address any lost value, but would serve to promote retention and provide additional incentive for performance over a critical recovery period.  In addition, the Committee noted that the majority of the company’s peers provided for options with 10-year terms.  The incremental fair values resulting from the option extensions for our NEOs were as follows: Mr. Jones — $54,924; Mr. Armstrong — $11,938; and Mr. Clark — $631.  There was no option modification for Mr. Gershwind.

Administration of Equity Award Grants

Prior to fiscal 2020, the Committee granted options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant.  RSU and PSU awards to executive officers and other senior officers are approved on an annual basis by the Committee in early November, after the company’s annual report on Form 10-K has been filed.  The approval process specifies:

•	the individual receiving the grant; and
•	the dollar value of RSUs or PSUs, with the number of RSUs or PSUs to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee, and the Committee does not delegate authority for making grants to any member of management.  Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special Committee meetings.  We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy which applies to all associates (including executive officers) and Board members, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging or monetization

48   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

transactions such as zero-cost collars and forward sale contracts are prohibited with respect to our common stock.  Our insider trading policy also prohibits pledging company shares in margin accounts.  Associates and directors may only pledge company shares as collateral for a loan outside of a margin account up to 10% of their ownership of company shares (excluding options and unvested RSUs and PSUs), provided that shares required to be held pursuant to our stock ownership guidelines may not be pledged.  Our Nominating and Corporate Governance Committee retains discretion to permit limited exceptions to the 10% restriction.  None of our executive officers or directors currently has pledged any company shares.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites.  Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as our associates.  Mr. Gershwind does not participate in our Associate Stock Purchase Plan.  As part of the company’s initiatives to reduce costs due to the impact of COVID-19, we suspended company matching contributions under our 401(k) plan from April 13, 2020 through August 31, 2020.  We also provide our executives with either a car allowance or a leased vehicle.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Compensation Arrangements for Ms. Actis-Grande

Ms. Actis-Grande was appointed our Executive Vice President and Chief Financial Officer, effective August 31, 2020.  In connection with Ms. Actis-Grande’s appointment as Executive Vice President and Chief Financial Officer, we entered into an offer letter with Ms. Actis-Grande on August 31, 2020.  Under the terms of the offer letter, Ms. Actis-Grande’s annual base salary is $425,000.  For fiscal year 2021, Ms. Actis-Grande will be eligible for an annual incentive bonus award with a target amount equal to 70% of her base salary and, on November 6, 2020, she received an equity award (comprised of PSUs and RSUs) with a grant date value of $549,931. She also is entitled to participate in all of the employee benefit plans available to executives. To compensate Ms. Actis-Grande for a portion of certain forfeitures of incentive compensation upon her leaving her previous employer, Ms. Actis-Grande received (i) a sign-on equity grant of RSUs having a grant date fair value of $199,941, which will vest 25% on each of the first, second, third and fourth anniversaries of the grant date, provided that Ms. Actis-Grande continues to be employed by the company at each vesting date and (ii) a sign-on bonus of $150,000, which she is required to repay if her employment is terminated for any reason within 12 months of the employment commencement date.  The compensation package was structured to provide annual target compensation positioned somewhat below the 25th percentile of the competitive market data given that the position represents Ms. Actis-Grande’s first role as Chief Financial Officer.

Change of Control Arrangements

Our NEOs (other than Mr. Clark) participate in our executive change in control severance plan.  Upon her appointment as Executive Vice President and Chief Financial Officer, Ms. Actis-Grande became a participant in this plan. For a description of our executives’ change in control arrangements, please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control” beginning on page 65 of this proxy statement.

We believe that our executive change in control severance plan promotes the stability of our business and our key personnel during the transition period surrounding a change in control transaction, and would keep our executives focused on the business rather than on their employment prospects.  The plan serves to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and if there is a termination of employment without cause or by the executive for good reason, commonly referred to as a “double trigger.”  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Arrangements” beginning on page 65 of this proxy statement.

Under our 2015 Omnibus Incentive Plan and the form of PSU awards, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and RSU and PSU awards shall be continued,

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   49

assumed or substituted if so provided in the merger agreement. In the case of PSUs, if the merger agreement provides for assumption, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  If the merger agreement does not provide for continuation, assumption or substitution of equity awards, the vesting of outstanding options shall accelerate, the restrictions applicable to all RSU awards shall lapse and PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  In addition, following any change in control, if an associate’s employment is terminated without cause within one year following the change in control, vesting shall also accelerate.  For executive officers who participate in our executive change in control severance plan, the protection period is extended to two years and vesting also accelerates in cases of termination by the executive for good reason.  The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and RSU and PSU awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by our Board.  Because there is no acceleration of awards unless there is both a change in control and either the awards are terminated or the grantee’s employment is terminated following the change in control, our outstanding equity awards are subject to “double trigger” accelerated vesting. Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” on page 66 of this proxy statement.

Executive Severance Plan

Under our Executive Severance Plan, adopted in October 2016, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the company are eligible to receive certain severance benefits in the event of limited qualifying termination events.  Please see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Executive Severance Plan” on page 66 of this proxy statement.

50   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Competitive Positioning

In determining the amounts of base salary, performance bonus plan opportunities and stock-based compensation for the NEOs, and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the NEOs and other executive officers and senior officers against competitive market data developed by FW Cook.  In general, market data developed by FW Cook was comprised of peer group proxy compensation data, together with compensation data by functional position derived from general industry surveys.

In developing our peer group of companies, FW Cook consults with the company’s Human Resources department and the Committee to identify companies similar in size and business mix.  In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative of the market for executive talent and less subject to distortion.

Peer companies and the general industry survey sources used for benchmarking fiscal year 2020 compensation were the same as used for fiscal year 2019.  In this Compensation Discussion and Analysis, references to our NEOs’ actual fiscal year 2020 compensation in relation to the market data are based on the market data presented by FW Cook to the Committee in August 2020 and reflects a change in the peer companies as a result of the removal of Kaman Corporation.  The Committee determined that Kaman Corporation was no longer an appropriate peer company due to its divestiture of its distribution business in late 2019.  The Committee believes that the competitive market data compiled by FW Cook provides an appropriate benchmarking resource.

The fiscal year 2020 peer group (updated to reflect the change discussed above) is listed in the chart below, together with comparative information about revenue, net income, market capitalization, total assets and number of employees compiled by FW Cook based on publicly available information:

(Dollars in millions)

Company	Revenue(1)	Net Income(1)	Total Assets(2)	Market Cap(3)		Employees(4)
Anixter International Inc.(5)	$8,809	$260	$4,951	$	N/A	9,400
Applied Industrial Technologies, Inc.	3,403	34	2,290		2,351	6,650
Beacon Roofing Supply, Inc.	7,088	(112)	7,110		2,309	8,147
DXP Enterprises, Inc.	1,257	34	792		352	2,747
Fastenal Company	5,391	834	3,935		28,016	21,948
MRC Global Inc.	3,486	6	2,301		479	3,345
NOW Inc.	2,770	(446)	1,196		821	4,200
Patterson Companies, Inc.	5,490	(588)	2,715		2,779	7,800
Pool Corporation	3,279	260	1,748		13,261	4,500
Rush Enterprises, Inc.	5,748	128	3,423		1,743	7,244
ScanSource, Inc.	3,812	36	2,074		625	2,700
Watsco, Inc.	4,847	221	2,582		8,659	5,800
WESCO International, Inc.(5)	8,366	215	5,231		2,419	9,500
W.W. Grainger, Inc.	11,688	769	7,177		19,606	24,550
Summary Percentiles: 14 Companies
75th Percentile	$6,753	$250	$4,697		$8,659	9,087
Median	5,119	82	2,649		2,351	6,947
25th Percentile	3,424	13	2,128		821	4,275

MSC Industrial Direct	$3,287	$265	$2,710		$3,704	6,700
– Percentile Rank	16%	85%	54%		68%	47%

_____________________________

(1)	Based on the four most recent fiscal quarters reported prior to August 2020.
(2)	Determined as of the most recent fiscal quarter end reported prior to August 2020.
(3)	Determined as of August 28, 2020, the last trading day prior to the company’s fiscal year end, as calculated by a third-party vendor.
(4)	Determined as of the most recent fiscal year end reported prior to August 2020.
(5)	WESCO International, Inc. acquired Anixter International Inc. on June 22, 2020.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   51

The Committee generally seeks to set base salary, total target cash compensation (the sum of base salary and target annual performance bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) at the median, or 50th percentile, of the market data.  Total cash compensation based on achievement of stretch performance goals under our performance bonus plan generally is targeted to approximate the 75th percentile of the market data.  Long-term equity compensation in the form of PSUs and RSUs generally are targeted to approximate the median of the market data.  The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

52   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Executive Incentive Compensation Recoupment Policy

The company has an Executive Incentive Compensation Recoupment Policy which covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual performance bonus plan and equity awards under our equity plans, granted or awarded after the adoption of the policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•

in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;

•

in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and

•

in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board may only seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In addition, our equity award documents provide for forfeiture of awards in cases where a grantee violates a confidentiality, non-competition or non-solicitation covenant or agreement and for recoupment in cases where, following a termination of employment, the company determines that a termination for cause would have been justified prior to such termination.

In the event of a change in control, as defined in our 2015 Omnibus Incentive Plan, the company’s right to seek recoupment shall terminate.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   53

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for our executive officers.  The ownership guidelines require that each of our executive officers own a minimum number of shares having a value equal to the following:

Role	Minimum Value of Shares
Chief Executive Officer	6 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Vice Presidents	1 times annual base salary

All shares held by our executives, including unvested RSUs, but not including unearned PSUs or shares underlying unexercised stock options, count toward these guidelines.  The guidelines provide for our executives to reach these goals within five years from the date on which the executive is appointed (or three years in the case of a promotion).  Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership.  If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares (i.e., after tax withholding and shares sold to pay the exercise price of options) received as a result of the exercise of stock options or the vesting of PSUs or RSUs.  All of our executive officers are in compliance with their current stock ownership guidelines.  In addition to our stock ownership guidelines, we believe that our long-term stock-based compensation program properly aligns the interests of our executives with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

For fiscal years beginning prior to December 31, 2017, Section 162(m) of the Internal Revenue Code of 1986 established a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to the chief executive officer and the next three most highly paid NEOs (other than the chief financial officer) in a taxable year.  This limitation did not apply to any compensation that is “qualified performance-based compensation” under Section 162(m).  In the past, stock options granted, and annual performance bonuses paid under, our omnibus incentive plans were intended to qualify as performance-based compensation for purposes of Section 162(m), but annual RSU awards under such plans did not qualify as performance-based compensation, and were therefore subject to the $1 million limit on deductible compensation.  Section 162(m) of the Internal Revenue Code was amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”). Effective for taxable years beginning after December 31, 2017, the TCJA eliminated the Section 162(m) exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and expands the definition of “covered employee” to include a company’s chief financial officer and any individual who was a covered employee of the company in any taxable year beginning after December 31, 2016.  As a result of the changes to Section 162(m), compensation paid to our named executive officers in excess of $1 million is not deductible, unless it qualifies for the transition relief applicable to the “grandfathered” arrangements in place as of November 2, 2017.  While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

54   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

COMPENSATION RISK ASSESSMENT

The Compensation Committee engaged FW Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2019 to assist the Compensation Committee in its compensation risk assessment.  In its report to the Compensation Committee, FW Cook determined that our incentive plans were well-aligned with sound compensation design principles and that there were no significant areas of concern from a compensation risk perspective.  In 2020, at the request of the Compensation Committee, FW Cook updated and confirmed its earlier assessment.  In its 2020 update, FW Cook noted the removal of stock options from our long-term incentive compensation program and the introduction of PSUs representing 25% of the grant date value of equity awards, with 75% of the grant date value represented by RSUs, and also noted the change in the ratable vesting schedule for RSUs from five years to four years for associates at the director and above levels.  FW Cook concluded that the shift from stock options to PSUs marginally reduced the risk design of our compensation program and aligned more closely with current market practices.  Based on the Compensation Committee’s review and the FW Cook reports, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers.  The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value.  In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive performance bonus program includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	maximum payouts are capped at 200% of target;
➢

payout levels based on achievement of financial metrics generally are calculated on a straight-line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;

➢	the annual performance bonus is largely based on achievement of multiple financial metrics, rather than a single financial metric;
➢

the annual performance bonus plan includes a 25% weighting for achievement of individual G&Os (vice presidents and senior directors and below have a 50% weighting for individual G&Os) and also includes an individual performance multiplier, both of which are evaluated by the Compensation Committee, which serves to focus management on achievement of strategic business and long-term initiatives;

➢	the Compensation Committee retains discretion to adjust company financial metrics to account for non-recurring and other similar items; and
➢

the Compensation Committee retains discretion to reduce bonus payouts below the amounts otherwise payable under the performance bonus program where it determines that bonus amounts are not reflective of company and individual performance;

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   55

•

annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance;

•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value;
•	equity awards for associates provide three-year cliff vesting for PSUs and four or five-year vesting for RSUs, depending on the position of the associate in question; and
•	PSUs vest based on achievement of average annual adjusted operating profit growth over a three-year period and provide for maximum payouts of 200% of target.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

56   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report.  Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairperson)

Louise Goeser

Michael Kaufmann

Steven Paladino

Rudina Seseri

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   57

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 29, 2020, August 31, 2019 and September 1, 2018 (fiscal 2020 only for Messrs. Martin and Clark):

•	Erik Gershwind, our President and Chief Executive Officer;
•

Douglas Jones, Steve Armstrong and Edward Martin, who were the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, fiscal year 2020;

•

Gregory Clark, our Vice President and Interim Chief Financial Officer from January 17, 2020 until the appointment of Kristen Actis-Grande as Executive Vice President and Chief Financial Officer, effective August 31, 2020; and

•	Rustom Jilla, our Executive Vice President and Chief Financial Officer until his resignation, effective January 17, 2020.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” beginning on page 36 of this proxy statement.  Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Erik Gershwind	2020	697,002	3,249,858	—	375,000	22,575	4,344,435
President and	2019	762,858	1,374,962	1,124,998	585,713	23,255	3,871,786
Chief Executive Officer	2018	740,723	1,099,992	899,995	1,700,063	20,746	4,461,519

Douglas Jones	2020	398,672	549,886	54,924	116,347	11,170	1,130,999
Executive Vice President and	2019	421,197	302,468	247,491	90,533	15,628	1,077,317
Chief Supply Chain Officer	2018	414,647	302,480	247,499	243,417	14,129	1,222,172

Steve Armstrong	2020	400,523	499,896	11,938	53,131	17,975	983,463
Senior Vice President,	2019	422,548	274,926	224,997	105,389	21,905	1,049,765
General Counsel and Corporate Secretary	2018	410,264	261,247	213,738	220,635	20,469	1,126,353

Edward Martin(6)	2020	405,193	449,983	—	103,469	14,448	973,093
Senior Vice President,
Sales & Customer Success

Gregory Clark(7)	2020	279,029	149,969	631	57,845	14,187	501,661
Vice President and
Interim Chief Financial Officer

Rustom Jilla(8)	2020	221,387	824,943	—	—	6,430	1,052,760
Former Executive Vice President and Chief Financial	2019	519,557	412,472	337,495	119,442	23,255	1,412,221
Officer	2018	505,169	412,487	337,500	389,083	21,462	1,665,701

_____________________________

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan, and also reflect voluntary reductions made in response to COVID-19.
(1)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the aggregate grant date fair value for grants of RSUs and PSUs made by us in fiscal year 2020 and the grant date fair value for grants of RSUs made by us in fiscal years 2019 and

58   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

2018, calculated in accordance with FASB ASC Topic 718. This valuation method values RSUs and PSUs granted during the indicated year, based on the fair market value of our Class A common stock (the closing price as reported on the New York Stock Exchange) on the date of grant.  The amounts shown for fiscal year 2020 attributable to PSUs are as follows: Mr. Gershwind — $812,426; Mr. Jones — $137,452; Mr. Armstrong — $124,936; Mr. Martin — $112,496; Mr. Clark — $37,473; and Mr. Jilla — $206,217.  The maximum potential grant date values for PSUs granted in fiscal year 2020 assuming maximum payouts based on performance are as follows: Mr. Gershwind  — $1,624,853, Mr. Jones — $274,905, Mr. Armstrong — $249,872, Mr. Martin  — $224,991, Mr. Clark  — $74,936 and Mr. Jilla — $412,433.

(2)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2019 and 2018, calculated in accordance with FASB ASC Topic 718. For fiscal year 2020, the amounts in this column represent the incremental fair value relating to the extensions of option expiration dates in May 2020.  The incremental fair values resulting from the option extensions for our named executive officers were as follows: Mr. Jones — $54,924; Mr. Armstrong — $11,938; and Mr. Clark — $631.  For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2019 and 2018, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020.

(3)

The amounts in this column reflect amounts earned pursuant to our annual performance bonus program for our named executive officers.  For more information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2020 Executive Compensation — Annual Performance Bonus Program” on page 44 of this proxy statement.

(4)	See the Fiscal Year 2020 All Other Compensation table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2020.
(5)	Mr. Martin was not a named executive officer for fiscal years 2019 and 2018. Therefore, no compensation information for fiscal years 2019 and 2018 appears in this table for Mr. Martin.
(6)	Mr. Clark was not a named executive officer for fiscal years 2019 and 2018. Therefore, no compensation information for fiscal years 2019 and 2018 appears in this table for Mr. Clark.
(2)

Mr. Jilla resigned from his position effective January 17, 2020.  In accordance with the terms of the RSUs, PSUs and stock options, all of his unvested RSUs, PSUs and stock options were forfeited upon the termination of his employment.

Fiscal Year 2020 All Other Compensation

Name	Auto Allowance ($)	401(k) Match ($)	Moving Expenses ($)	Total ($)
Erik Gershwind	15,315	7,260	—	22,575
Douglas Jones	6,965	4,205	—	11,170
Steve Armstrong	13,922	4,053	—	17,975
Edward Martin	314	—	14,134	14,448
Gregory Clark	9,104	5,083	—	14,187
Rustom Jilla	6,430	—	—	6,430

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   59

Fiscal Year 2020 Grants of Plan-Based Awards

The following table shows the PSUs and RSUs granted to our named executive officers in fiscal year 2020 and the estimated possible payouts under the performance bonus awards granted to our named executive officers in respect of fiscal year 2020 performance.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Erik Gershwind	n/a	562,500	1,500,000	2,400,000	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	31,937	—	—	2,437,432
	11/6/2019	—	—	—	5,323	10,645	21,290	—	—	—	812,426
Douglas Jones	n/a	87,260	232,694	372,311	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	5,404	—	—	412,433
	11/6/2019	—	—	—	901	1,801	3,602	—	—	—	137,452
	5/22/2020	—	—	—	—	—	—	—	23,364	81.76	39,018
	5/22/2020	—	—	—	—	—	—	—	22,403	83.03	15,906
Steve Armstrong	n/a	79,696	212,522	340,035	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	4,913	—	—	374,960
	11/6/2019	—	—	—	819	1,637	3,274	---	—	—	124,936
	5/22/2020	—	—	—	—	—	—	—	16,814	83.03	11,938
Edward Martin	n/a	112,875	301,000	481,600	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	4,422	—	—	337,487
	11/6/2019	—	—	—	737	1,474	2,948	—	—	—	112,496
Gregory Clark	n/a	48,205	96,409	154,254	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	1,474	—	—	112,496
	11/6/2019	—	—	—	246	491	982	---	—	—	37,473
	5/22/2020	—	—	—	—	—	—	—	889	83.03	631
Rustom Jilla(6)	n/a	137,361	366,295	586,072	—	—	—	—	—	—	—
	11/6/2019	—	—	—	—	—	—	8,107	—	—	618,726
	11/6/2019	—	—	—	1,351	2,702	5,404	—	—	—	206,217

_____________________________

(1)

These columns reflect the potential threshold, target and maximum annual performance bonuses payable to such named executive officer under our 2020 annual performance bonus program.  Amounts actually earned in fiscal year 2020 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.  Under our 2020 annual performance bonus program, bonus awards for 2020 were based on achievement of two company financial metrics, each weighted 37.5%, and the remaining 25% was based on the achievement of individual goals and objectives (G&Os), except for Mr. Clark where G&Os were weighted 50%.  In addition, award opportunities were subject to an individual performance multiplier ranging from 0% to 125%. For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2020 Executive Compensation — Annual Performance Bonus Program” on page 44 of this proxy statement.

(2)

These columns reflect the potential threshold, target and maximum amounts of PSUs granted in fiscal year 2020 pursuant to our 2015 Omnibus Incentive Plan.  These PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target (with straight line interpolation used for determining payouts with achievement between threshold and target and target and maximum performance levels) based upon our average annual adjusted operating profit growth over a period of three fiscal years (from fiscal year 2020 through fiscal year 2022 for the fiscal 2020 grants), subject to the grantee’s continued employment (with exceptions for termination of employment due to death, disability, retirement and change in control).  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2020 Executive Compensation — Long-Term Stock-Based Compensation” on page 47 of this proxy statement and Potential Payments Upon Termination or Change in Control on page 65 of this proxy statement.

(3)

These amounts represent RSUs granted in fiscal year 2020 pursuant to our 2015 Omnibus Incentive Plan. These awards vest 25% on each of the first through fourth anniversaries of the grant date (with exceptions for termination of employment due to death, disability, retirement and change in control). The RSUs granted to our named executive officers have no performance criteria.  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2020 Executive Compensation — Long-Term Stock-Based Compensation” on page 47 of this proxy statement and Potential Payments Upon Termination or Change in Control on page 65 of this proxy statement.

60   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

(4)

The figures in these columns represent extensions to options made in May 2020.  These options were granted in October 2013 and October 2014 and had seven-year terms. The expiration date of the October 2013 grants was extended to expire in October 2022 (a 2-year extension) and the expiration date of the October 2012 grants was extended to expire in October 2022 (a 1-year extension).  For additional information, please see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2020 Executive Compensation — Long-Term Stock-Based Compensation” on page 47 of this proxy statement.

(5)

The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers.  Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718.  The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule.  For RSUs and PSUs, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.  The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on November 6, 2019 was $76.32.  For PSUs, the fair value is based on the company achieving a target level of performance.  For the extension of the October 2013 and October 2014 options, the amounts in this column represent the incremental fair values. For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 29, 2020.

(6)

Mr. Jilla resigned from his position effective January 17, 2020.  In accordance with the terms of the RSUs, PSUs and stock options, all of his unvested RSUs, PSUs and stock options were forfeited upon the termination of his employment.

Dividends are not paid on unvested RSUs and PSUs; instead, dividend equivalent units accrue on unvested RSUs and PSUs and vest at the same times as the underlying RSUs and PSUs, subject in the case of PSUs to the same performance vesting requirements.  The quarterly dividend rate for fiscal year 2020 was $0.75 per share.  Additionally, a special dividend of $5.00 per share was paid in the second quarter of fiscal year 2020.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   61

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table shows the amounts of outstanding stock options, RSU awards and PSU awards previously granted and held by the named executive officers as of August 29, 2020.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 28, 2020, the last business day of fiscal year 2020, which was $66.64.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Erik Gershwind	84,059	—	58.90	10/18/2022	—	—	—	—
	54,494	18,165(1)	71.33	10/25/2023	—	—	—	—
	36,734	36,735(2)	79.60	10/19/2024	—	—	—	—
	20,017	60,054(3)	83.21	10/16/2025	—	—	—	—
	—	—	—	—	3,476(4)	231,607	—	—
	—	—	—	—	5,594(5)	372,798	—	—
	—	—	—	—	9,819(6)	654,339	—	—
	—	—	—	—	15,260(7)	1,016,951	—	—
	—	—	—	—	35,655(8)	2,376,077	—	—
	—	—	—	—	—	—	5,942(9)	395,988(10)
Douglas Jones	23,364(11)	—	81.76	10/26/2022	—	—	—	—
	22,403(12)	—	83.03	10/21/2022	—	—	—	—
	29,449	—	58.90	10/18/2022	—	—	—	—
	22,379	7,460(1)	71.33	10/25/2023	—	—	—	—
	10,102	10,102(2)	79.60	10/19/2024	—	—	—	—
	4,403	13,212(3)	83.21	10/16/2025	—	—	—	—
	—	—	—	—	1,274(4)	84,890	—	—
	—	—	—	—	2,297(5)	153,083	—	—
	—	—	—	—	2,700(6)	179,920	—	—
	—	—	—	—	3,357(7)	223,698	—	—
	—	—	—	—	6,033(8)	402,052	—	—
	—	—	—	—	—	—	1,005(9)	66,996(10)
Steve Armstrong	16,814(12)	—	83.03	10/21/2022	—	—	—	—
	22,584	—	58.90	10/18/2022	—	—	—	—
	16,002	5,335(1)	71.33	10/25/2023	—	—	—	—
	8,724	8,724(2)	79.60	10/19/2024	—	—	—	—
	4,003	12,011(3)	83.21	10/16/2025	—	—	—	—
	—	—	—	—	934(4)	62,241	—	—
	—	—	—	—	1,644(5)	109,575	—	—
	—	—	—	—	2,3339(6)	155,457	—	—
	—	—	—	—	3,052(7)	203,390	—	—
	—	—	—	—	5,485(8)	365,522	—	—
	—	—	—	—	—	—	914(9)	60,895(10)
Edward Martin	—	—	—	—	3,742(7)	249,363	—	—
	—	—	—	—	4,937(8)	328,992	—	—
	—	—	—	—	—	—	823(9)	54,832(10)
Gregory Clark	889(12)	—	83.03	10/21/2022	—	—	—	—
	2,382	—	58.90	10/18/2022	—	—	—	—
	2,058	1,030(1)	71.33	10/25/2023	—	—	—	—
	1,560	1,562(2)	79.60	10/19/2024	—	—	—	—
	800	2,402(3)	83.21	10/16/2025	—	—	—	—
	—	—	—	—	197(4)	13,143	—	—
	—	—	—	—	317(5)	21,109	—	—
	—	—	—	—	418(6)	27,856	—	—
	—	—	—	—	609(7)	40,616	—	—
	—	—	—	—	1,646(8)	109,664	—	—
	—	—	—	—	—	—	274(9)	18,265(10)
Rustom Jilla(13)	—	—	—	—	—	—	—	—

62   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

_____________________________

(1)	These stock options became exercisable on October 26, 2020.
(2)	One-half of these stock options became exercisable on October 20, 2020. An additional one-half of these stock options will become exercisable on October 20, 2021.
(3)	One-third of these stock options became exercisable on October 17, 2020. An additional one-third of these stock options will become exercisable on each of October 17, 2021, and October 17, 2022.
(4)	This number includes dividend equivalent units accrued through August 29, 2020. The shares underlying these RSUs vested on October 19, 2020.
(5)

This number includes dividend equivalent units accrued through August 29, 2020.  The shares underlying one-half of these RSUs vested on October 26, 2020. The shares underlying one-half of these RSUs will vest on October 26, 2021.

(6)

This number includes dividend equivalent units accrued through August 29, 2020.  The shares underlying one-third of these RSUs vested on October 20, 2020.  The shares underlying one-third of these RSUs will vest on each of October 20, 2021, and October 20, 2022.

(7)

This number includes dividend equivalent units accrued through August 29, 2020. The shares underlying one-fourth of these RSUs vested on October 17, 2020.  The shares underlying one-fourth of these RSUs will vest on each of October 17, 2021, October 17, 2022 and October 17, 2023.

(8)

This number includes dividend equivalent units accrued through August 29, 2020. The shares underlying one-fourth of these RSUs vested on November 6, 2020, and the shares underlying one-fourth of these RSUs will vest on each of November 6, 2021, November 6, 2022, and November 6, 2023.

(9)

This number includes dividend equivalent units accrued through August 29, 2020. This number represents the number of shares underlying PSUs that would vest on November 6, 2022 based on achievement of the threshold level of performance for the 3-year performance cycle.  PSUs cliff vest after three years, with payouts ranging from 0% to 200% of target based upon our average annual adjusted operating profit growth over the three-year performance cycle, subject to grantee’s continued employment.

(10)	Represents the market value based on achieving the threshold level of performance.
(11)

These stock options would have expired on October 26, 2020. However, on May 22, 2020, the Compensation Committee approved the extension of the expiration date of options held by our associates, including executive officers, other than Mr. Gershwind.  As a result, these options will expire on October 26, 2022 (constituting a 2-year extension).

(12)

These stock options would have expired on October 21, 2021 However on May 22, 2020, the Compensation Committee approved the extension of the expiration date of options held by our associates, including executive officers, other than Mr. Gershwind.  As a result, these options will expire on October 21, 2022 (constituting a 1-year extension).

(13)

Mr. Jilla resigned from his position effective January 17, 2020.  In accordance with the terms of the RSUs, PSUs and stock options, all of his unvested RSUs, PSUs and stock options were forfeited upon the termination of his employment.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   63

Fiscal Year 2020 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2020, (ii) the number of RSUs held by the named executive officers which vested in fiscal year 2020, and (iii) the value realized upon the exercise of such stock options and the vesting of such units, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($) (3)
Erik Gershwind	—	—	13,392	975,330
Douglas Jones	1,372	27,577	4,268	311,819
Steve Armstrong	—	—	3,450	251,848
Edward Martin	—	—	924	65,225
Gregory Clark	—	—	683	49,856
Rustom Jilla	58,702	645,557	4,920	358,750

_____________________________

(1)

The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	This number includes dividend equivalent units that vested at the same time as the underlying RSUs.
(3)

The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

64   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Each of our current named executive officers (other than Mr. Clark) participates in the MSC Industrial Direct Co., Inc. Executive Change in Control Severance Plan.  Mr. Clark is entitled to certain benefits in the event of a change in control under the terms of the 2015 Omnibus Incentive Plan discussed in more detail below.  Upon her appointment as Executive Vice President and Chief Financial Officer, Ms. Actis-Grande became a participant in the Executive Change in Control Severance Plan.  Mr. Jilla participated in our Executive Change in Control Severance Plan prior to his resignation and the termination of his employment effective January 17, 2020. This plan provides for payment of certain benefits to the named executive officers (other than Mr. Clark) and Ms. Actis-Grande upon a qualifying termination following a change in control of our company.  In addition to these arrangements, each of our current named executive officers and Ms. Actis-Grande executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his or her employment and after termination.  Each of them also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment.  All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.  The terms of these arrangements are discussed below.

Under the terms of these arrangements, “cause” is generally defined to include (i) the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by the company, (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise, or (iii) the executive’s conviction of, or entering a plea of nolo contendere to, a felony.  A change in the executive’s “circumstances of employment” will generally be deemed to have occurred if there is (a) a material reduction or change in the executive’s employment duties or reporting responsibilities, (b) a reduction in the executive’s annual base salary, (c) a material diminution in the executive’s status, working conditions or other economic benefits, or (d) the company requiring the executive to be based at any place outside a 30-mile radius from the company’s offices where the executive was based prior to a change in control.

A change in control of the company will generally be deemed to have occurred under these arrangements if (i) a person or entity, other than members of the Jacobson or Gershwind families, acquires beneficial ownership of 50% or more of the combined voting power of the company’s voting securities, (ii) there is a change in the Board as a result of which the Board members cease to constitute a majority of the Board, (iii) there is a consummation of a merger or consolidation, other than a merger or consolidation that results in our shareholders holding more than 50% of the combined voting power of the voting securities of the surviving entity, (iv) there is a liquidation or dissolution approved by our shareholders, or (v) there is a consummation of a sale of all or substantially all of the company’s assets.  Each of Ms. Actis-Grande and Messrs. Gershwind, Jones and Armstrong participate in our Executive Change in Control Severance Plan.

This plan provides that if, within two years after the occurrence of a change in control of the company, (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his employment following a change in the executive’s “circumstances of employment,” then we will be obligated to pay the executive a severance payment equal to (i) two times the executive’s annual base salary, plus (ii) two times the executive’s targeted annual cash incentive bonus, plus (iii) the pro rata portion of the executive’s targeted annual cash performance bonus.  In addition, any unvested stock options and stock awards would accelerate.  As a condition to receiving his or her severance payments and benefits, the executive would be required to execute a general release in favor of the company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we are obligated to provide the executive with outplacement services for up to six months and a lump sum payment equal to 18 months of healthcare coverage, and the executive is entitled to receive, at our expense, an automobile allowance for the lesser of two years or the remainder of the automobile lease in effect following the termination of his or her employment.

Under this plan, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   65

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under our 2015 Omnibus Incentive Plan as of August 29, 2020 is listed above in the Outstanding Equity Awards at 2020 Fiscal Year-End table.  All unvested equity awards at the end of fiscal year 2020 were granted to the named executive officers under our 2015 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company.  The terms of these benefits are described below.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

2015 Omnibus Incentive Plan

Our 2015 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and RSUs vest if there is a change in control of our company only if both (i) a change in control occurs and (ii) such options or awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control.  In the case of PSUs, if unvested PSUs are not assumed, the PSUs will vest and be earned at the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would vest and be earned at such higher level.  If in connection with a change in control the PSUs are assumed, then the PSUs would convert to RSUs based on the target level of performance, provided that if the change in control occurs after the first full year of performance and the performance level is higher than the target level, the PSUs would convert to RSUs at such higher level.  If employment is terminated by the company without cause (or for executives who participate in the Executive Change in Control Severance Plan, a termination by the executive for good reason) within one year (two years for executives who participate in the Executive Change in Control Severance Plan) following the change in control, vesting of any converted RSUs would accelerate. A change in control of the company will be deemed to have occurred for purposes of our 2015 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “– Change in Control Arrangements.”

Under our 2015 Omnibus Incentive Plan and awards thereunder, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, the restrictions on outstanding RSUs shall lapse and the shares underlying such RSUs shall become fully vested.  The named executive officer will be deemed to have retired if his employment is terminated without cause, death or disability, on or after age 65, provided the named executive officer has a total of five years of service with the company.  In the cases of PSUs, where a participant retires or voluntarily terminates employment or in cases of a termination without cause (other than in the case of a change in control discussed above and other than in the case of a “qualifying termination” as described below under “Executive Severance Plan”) if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on full number of years of service (rounded down) during the performance period, based on actual performance.  If the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  In cases of death or disability, the PSUs would pay out fully, based on actual performance.

Executive Severance Plan

Our Board adopted, upon the recommendation of our Compensation Committee, the MSC Executive Severance Plan. Under the MSC Executive Severance Plan, Vice Presidents, Senior Vice Presidents and Executive Vice Presidents of the company are eligible to receive certain severance benefits in the event of a qualifying termination.  For purposes of the MSC Executive Severance Plan, a “qualifying termination” means the occurrence of any of (i) the involuntary termination of a participant’s employment by the company as a result of the elimination of such participant’s job or position with the company because of reorganization, job elimination, or site closure, (ii) the termination of a participant’s employment with the company upon the participant’s failure to accept a material change in the geographic location where such participant is required to primarily perform his services for

66   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

the company, such that the distance between the previous geographic location and the new geographic location exceeds 50 miles (one way); or (iii) the termination of a participant’s employment with the company upon the participant’s failure to accept a reduction in such participant’s base salary of 20 percent or more.

Severance benefits consist of a severance allowance, a benefits credit payment, a vesting acceleration benefit and, at the discretion of the plan administrator, outplacement services.  The severance allowance generally will be (i) 18 months of base pay for executive vice presidents, (ii) 15 months of base pay for senior vice presidents and (iii) 12 months of base pay for vice presidents, plus in each case a pro rata bonus (based on the average bonus paid for the prior three fiscal years).  The benefits credit will be an amount equal to the credit provided by the company toward the cost of the participant’s coverage under our healthcare exchange for 18 months in the case of executive vice presidents, 15 months in the case of Senior Vice Presidents and 12 months in the case of Vice Presidents.  The vesting acceleration benefit will be the acceleration of equity awards that otherwise would have vested on the next scheduled vesting date after a participant’s termination date, except that in the case of PSUs, payouts shall be made at 33-1/3% and based on actual performance, except that if the participant has reached age 55 and the participant’s age plus years of continuous service equals at least 65, the PSUs will pay out on a pro rata basis based on full number of years of service (rounded up) during the performance period, based on actual performance and if the participant has reached age 65 with at least five full years of service, then the PSUs would pay out fully, based on actual performance.  Finally, the plan administrator may, in its discretion, provide outplacement services for such duration as the plan administrator may determine.

As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the company in such form and of such content as the plan administrator, in its sole discretion, may require.

Under the MSC Executive Severance Plan, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, we had cause to terminate the participant due to failure to meet our established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable company policy. In addition, if a participant incurs a qualifying termination, and the plan administrator determines, in its sole discretion, that thereafter (i) the participant breached any provision(s) of his severance and release agreement, or (ii) the participant breached any provision(s) of any confidentiality, non-compete, non-solicitation, non-disparagement or other restrictive covenant or similar agreement with the company, any unpaid or unused severance benefits will be immediately forfeited, and the participant will be required to repay to us severance allowance amounts previously paid to such participant.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   67

Potential Payments Upon Termination or Change in Control Table as of August 28, 2020

The following table sets forth the estimated amounts that would be payable to each of our named executive officers upon the termination of his employment under certain circumstances or upon a change in control in limited circumstances, assuming that the termination of employment or change in control had occurred on August 28, 2020 (which was the last business day of fiscal year 2020) and based on the price per share of our Class A common stock on that date, which was $66.64.  The actual amounts payable can only be calculated at the time of the event.  None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 28, 2020, except that Messrs. Jones and Armstrong each qualify as having reached age 55 with their age and years of continuous service equaling at least 65, for purposes of the termination provisions under their PSU awards.

Name and Benefits(6)	Change In Control and Termination of Award ($) (1)	Change in Control and Termination of Employment ($) (2) (3)	Death, Disability or Retirement ($) (4)	Termination Under MSC Executive Severance Plan ($) (5)
Erik Gershwind
Severance	—	4,542,302	—	—
Auto Allowance	—	30,629	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	46,163	—	—
Accelerated Vesting of RSUs	4,651,773	4,651,773	4,651,773	—
Accelerated Vesting of PSUs	791,976	791,976	—	—
Total	5,443,749	10,068,843	4,651,773	—

Douglas Jones
Severance	—	1,311,549	—	634,620
Auto Allowance	—	13,929	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	31,031	—	24,166
Accelerated Vesting of RSUs	1,043,643	1,043,643	1,043,643	377,842
Accelerated Vesting of PSUs	133,992	133,992	—	—
Total	1,177,635	2,540,144	1,043,643	1,036,628

Steve Armstrong
Severance	—	1,275,133	—	531,305
Auto Allowance	—	27,845	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	53,709	—	17,278
Accelerated Vesting of RSUs	896,186	896,186	896,186	311,005
Accelerated Vesting of PSUs	121,791	121,791	—	—
Total	1,017,977	2,380,664	896,186	859,588

Edward Martin
Severance	—	1,462,000	—	537,500
Auto Allowance	—	628	—	—
Outplacement Services	—	6,000	—	—
Medical Benefits	—	26,860	—	19,875
Accelerated Vesting of RSUs	578,354	578,354	578,354	144,495
Accelerated Vesting of PSUs	109,664	109,664	—	—
Total	688,018	1,581,506	578,354	701,870

Gregory Clark
Severance	—	—	—	241,022
Auto Allowance	—	—	—	—
Outplacement Services	—	—	—	—
Medical Benefits	—	—	—	—
Accelerated Vesting of RSUs	212,388	212,388	212,388	70,463
Accelerated Vesting of PSUs	36,530	36,530	—	—
Total	248,918	248,918	212,388	311,485

68   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

_____________________________

(1)

Unvested stock awards will vest if there is a change in control of the company only if such awards are not continued, assumed or substituted in connection with the transaction or if there is a termination of employment without cause or by the executive for good reason within two years following the change in control (or, in the case of Mr. Clark, if there is a termination of employment without cause within one year following the change in control).  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2020, which was $66.64.

(2)

Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination.  Each executive also agreed not to compete with the company or to solicit any employees of the company during his employment and for two years following termination of his employment.  All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.

(3)

For the named executive officers, other than Mr. Clark, the severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change in control of the company and (ii) the termination of employment of the named executive officers within two years following such change in control, (a) by the company, without cause or (b) by the executive for good reason.  The estimated severance amount listed in this column for each of the named executive officers, other than Mr. Clark, was calculated using the named executive officer’s base salary that was in effect as of August 29, 2020.  The estimated values of the PSU and RSU awards listed in this column for each of the named executive officers, including Mr. Clark, are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2020, which was $66.64.

(4)

The amounts in this column reflect estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of our 2015 Omnibus Incentive Plan and awards thereunder.  None of our named executive officers are currently eligible for retirement, except that Messrs. Jones and Armstrong each qualify as having reached age 55 with their age and years of continuous service equaling at least 65, for purposes of the termination provisions under their PSU awards.  The estimated values of the accelerated PSU and RSU awards listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2020, which was $66.64; however, no values are included for PSUs which only would vest based on actual performance.

(5)

The amounts in this column reflect estimated amounts that would be payable under the MSC Executive Severance Plan, which was adopted on October 27, 2016, in the event of a “qualifying termination,” (i) assuming that the qualifying termination had occurred on August 29, 2020 and (ii) based on the price per share of our Class A common stock on August 28, 2020, which was $66.64.  Mr. Gershwind is not a participant in the MSC Executive Severance Plan.  The estimated severance amount listed in this column for each of the named executive officers (other than Mr. Gershwind) was calculated using the named executive officer’s base salary that was in effect as of August 29, 2020.  Severance amounts and medical benefits would be payable in equal installments in accordance with the company’s normal payroll practices over the applicable period of either 15 or 18 months.  As described above under the section entitled “Potential Payments Upon Termination or Change in Control — Executive Severance Plan,” the accelerated stock options and RSU awards listed in this column consist of awards that otherwise would have vested on the next scheduled vesting date after the named executive officer’s qualifying termination.  The estimated values of the accelerated stock options and RSU awards listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 28, 2020, which was $66.64.  No values are included for PSUs which only would vest based on actual performance. As a condition of receiving any severance benefit under the MSC Executive Severance Plan, a participant will be required to execute and not revoke a severance and release agreement in favor of the company in such form and of such content as the plan administrator, in its sole discretion, may require.  In addition, no participant will be entitled to receive severance benefits in the event that the plan administrator determines, in its sole discretion, among other things, that at the time of the participant’s qualifying termination, the company had cause to terminate the participant due to failure to meet company-established performance criteria, the participant’s misconduct, or the participant’s violation of any applicable company policy.

(6)

Mr. Jilla resigned from his position effective January 17, 2020.  In accordance with the terms of the RSUs, PSUs and stock options, all of his unvested RSUs, PSUs and stock options were forfeited upon the termination of his employment.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   69

Indemnification Agreements; Directors and Officers Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers.  The indemnification agreements clarify and enhance the rights and obligations of the company and the indemnitee with respect to indemnification and advancement of expenses already provided for in our Certificate of Incorporation and Amended and Restated By-laws.  The indemnification agreements provide that we will indemnify the indemnitee to the fullest extent permitted by New York law against all indemnifiable losses relating to, resulting from or arising out of any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.  The indemnification agreements also provide for the advancement of expenses.  In addition, we have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan.  These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

On May 12, 2020, we renewed our policies for directors and officers liability insurance.  The policies are issued by St. Paul Fire & Marine Ins. Co. (Travelers), Zurich American Insurance Co., Allied World Assurance Co., ACE American Insurance Co. (Chubb) and XL Specialty, Insurance Co.  The policies expire on May 12, 2021, and the total annual premium is approximately $555,705.  On May 12, 2020, we also renewed our fiduciary liability insurance policy, which covers directors and associates who serve as fiduciaries for our employee benefit plans.  The policy is issued by St. Paul Fire & Marine Ins. Co. (Travelers), expires on May 12, 2021, and the annual premium is approximately $14,740.

70   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median associate and the annual total compensation of our Chief Executive Officer.

For fiscal year 2020:

•	the annual total compensation of our median associate was $60,410; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation,” was $4,344,435.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median associate for fiscal year 2020 was estimated to be 72:1.

As permitted under SEC rules, we are using the same median employee identified for purposes of our fiscal 2018 CEO pay ratio, as we believe there have been no changes in our employee population or compensation arrangements (including those of the median employee) that would result in a significant change to our pay ratio disclosure.  To identify the median of the annual total compensation of all our associates for our fiscal 2018 CEO pay ratio, as well as to determine the annual total compensation of our median associate, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

We selected August 31, 2018 as the date for identifying our median associate.  We determined that, as of August 31, 2018, our employee population, which includes our U.K. and Canada operations, consisted of approximately 6,500 full‑time associates.

•	Our employee population data described above excludes approximately 140 employees of All Integrated Solutions, which we acquired in April 2018.
•

We identified our median associate based on the total cash compensation earned for fiscal year 2018.  Total cash compensation earned for fiscal year 2018 included base salary, bonus and incentives, commissions and overtime earned for such period.

•

For purposes of identifying the median associate, we applied the following exchange rates at August 31, 2018: (i) 1 British pound to 1.30168 U.S. dollars and (ii) 1 Canadian dollar to 0.77212 U.S. dollars.

Once we identified our median associate, we then determined our median associate’s annual total compensation for fiscal year 2020 in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table appearing under “Executive Compensation.”  The annual total compensation of our median associate for fiscal year 2020 was determined to be $60,410, which was then compared to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table appearing under “Executive Compensation.”

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with applicable rules of the SEC.  This information is being provided for compliance purposes.  Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions for fiscal year 2020.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   71

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to: create a performance driven culture based on personal accountability by linking rewards to company and individual performance; provide a market competitive compensation opportunity to enable the company to attract, retain and motivate highly talented associates; and recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives.  Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges our shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers.  Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2020 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee.  The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.  To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2021 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As previously disclosed, we plan to hold the “say on pay” advisory vote on an annual basis.  The next shareholder advisory vote on executive compensation will occur at our 2022 annual meeting of shareholders.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

72   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 29, 2020 is as follows:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:	—	—	—
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,538,638	$75.76	2,132,424 (1)
Associate Stock Purchase Plan	—	—	54,216
Equity compensation plans not approved by security holders:	—	—	—
Total	1,538,638	$75.76	2,186,640

_____________________________

(1)

Represents shares available for future issuance under our 2015 Omnibus Incentive Plan.  Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   73

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR ASSOCIATE STOCK PURCHASE PLAN (Proposal No. 4)

Our Board has adopted, subject to shareholder approval, an amendment and restatement of our Associate Stock Purchase Plan, which we refer to below as the Stock Purchase Plan. We are asking our shareholders to approve the amendment and restatement of our Stock Purchase Plan to: (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock to an aggregate of 1,850,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2030. The following summary of certain features of the Stock Purchase Plan is qualified in its entirety by reference to the full text of the Stock Purchase Plan, as amended and restated, which is attached to this proxy statement as Annex A.

Approval of the Stock Purchase Plan will require the affirmative vote of at least a majority of the votes cast in person or by proxy at the annual meeting, assuming the presence of a quorum. For this Proposal, abstentions will be counted as votes cast and therefore will have the same effect as votes cast against this Proposal. As further discussed in the section titled “What is a broker non-vote” on page 85 of this proxy statement, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.

Reasons for the Amendment and Restatement

The Compensation Committee, in consultation with our Board and senior management, has determined that the ability of our associates to purchase shares of our Class A common stock under the Stock Purchase Plan helps achieve our short and long-term compensation objectives. However, as of November 2, 2020, only 38,848 shares of our Class A common stock were available for future sale under the Stock Purchase Plan.   Accordingly, on December 1, 2020, our Board adopted an amendment and restatement of the Stock Purchase Plan which will be effective, upon shareholder approval. The amendment and restatement: (i) increases the authorized but unissued shares of the Class A common stock of the company reserved for sale under the Stock Purchase Plan by 350,000 shares to 1,850,000 shares and (ii) extends the term of the Stock Purchase Plan for an additional six years, through October 31, 2030. If our shareholders do not approve the amendment and restatement, we expect that we will exhaust our remaining share reserve under the Stock Purchase Plan during our current fiscal year, and we will then be unable to use the Stock Purchase Plan to provide eligible associates with the opportunity to purchase shares of our Class A common stock under the Stock Purchase Plan.

Purpose of the Stock Purchase Plan

The purpose of the Stock Purchase Plan is to provide our associates with an opportunity to purchase shares of our Class A common stock through payroll deductions. We intend that the Stock Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Stock Purchase Plan are to be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Plan History

Our Board adopted the Stock Purchase Plan on May 4, 1998 and our shareholders approved the plan at the 1999 annual meeting of shareholders. The initial share reserve of the Stock Purchase Plan was 500,000 shares of our Class A common stock, which was increased by our shareholders on January 4, 2005, by 300,000 shares, to a total of 800,000 shares of our Class A common stock.

On October 29, 2003, our Board adopted amendments to the Stock Purchase Plan, approved by our shareholders on January 6, 2004, to:

•	modify the price at which shares of our Class A common stock could be purchased under the plan;
•	permit the purchase of fractional shares under the plan; and
•	prevent a participant from disposing of shares purchased under the plan for a period of 45 days following purchase.

The Board, on February 1, 2007 modified the price at which shares of our Class A common stock could be purchased under the plan to be 90% of the fair market value of the shares as of the date of purchase.

On October 16, 2008, our Board adopted amendments to the Stock Purchase Plan, approved by our shareholders on January 7, 2009, to:

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•	increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock;
•	extend the term of the plan by an additional ten years, through October 31, 2018; and
•	provide our Board with the flexibility to change the discount under the plan, from time to time, subject to the discount limitations under Section 423 of the Code.

On November 13, 2014, our Board adopted amendments to the Stock Purchase Plan, approved by our shareholders on January 15, 2015, to:

•	increase the number of shares available for sale by 350,000 shares of our Class A common stock; and
•	extend the term of the plan by an additional six years, through October 31, 2024.

Administration

The Stock Purchase Plan is administered by the Compensation Committee.

Eligibility and Extent of Participation

Each of our associates who is customarily employed for at least 20 hours per week and for more than five months in a calendar year is eligible to participate in the Stock Purchase Plan, commencing on the first day of the month following the completion of both the month in which he or she was hired and the next full calendar month. Participation in the Stock Purchase Plan is further subject to certain limitations imposed by Section 423(b) of the Code. As of November 2, 2020, eight executive officers and approximately 6,100 other associates were eligible to participate in the Stock Purchase Plan.

An associate may become a participant in the Stock Purchase Plan by completing a subscription agreement authorizing payroll deductions on the form provided by us and filing it with the human resources department of the company prior to the first day of the offering period with respect to which it is to be effective.

Payroll deductions will be equal to the percentage of eligible compensation (not to exceed 15%) specified by the participant. Once enrolled, a participant remains enrolled in each subsequent offering period of the Stock Purchase Plan at the designated payroll deduction unless the participant withdraws by providing us with written notice of withdrawal or files a new subscription agreement prior to the applicable offering date changing the associate’s designated payroll deduction.

Purchase of Shares

The maximum number of shares of our Class A common stock a participant may purchase during each offering period may not exceed 5,000 shares, subject to certain limitations set forth in the Code and the availability of shares under the Stock Purchase Plan.

Unless a participant withdraws from the Stock Purchase Plan during an offering period, his or her option to purchase shares will be exercised automatically at each exercise date (the last business day of the offering period), and the maximum number of full and fractional shares subject to the option will be purchased at the applicable purchase price with the accumulated payroll deductions in his or her account. A participant’s option to purchase shares under the Stock Purchase Plan may be exercised only by the participant.

Offering Periods

Options are granted under the Stock Purchase Plan to purchase shares of our Class A common stock in consecutive three-month offering periods, with a new offering period commencing on each November 1, February 1, May 1 and August 1, unless otherwise determined by our Board.

Purchase Price

The purchase price per share at which shares of our Class A common stock are sold under the Stock Purchase Plan is 90% of the fair market value of our Class A common stock as of the date options are exercised in each period

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to purchase shares of the company. Under our Stock Purchase Plan, our Board may, without shareholder approval, change the discount under the plan, from time to time, provided that the purchase price may not be less than the lesser of (a) 85% of the fair market value of our Class A common stock on the first day of an offering period, and (b) 85% of the fair market value of our Class A common stock on the exercise date.

Valuation

The fair market value of our Class A common stock on any relevant date under our Stock Purchase Plan is the closing sale price of a share of our Class A common stock on the New York Stock Exchange on such date. If there is no sale of our Class A common stock on the New York Stock Exchange on such date, the fair market value of the shares will be the average of the bid and asked prices on the exchange on such date. If our Class A common stock is no longer traded on the New York Stock Exchange, the fair market value will be determined by the plan administrator in its reasonable discretion. As of December 9, 2020, the closing price of our Class A common stock on the New York Stock Exchange was $85.49.

Transferability

Neither contributions credited to an associate’s account under the Stock Purchase Plan nor any option to purchase shares pursuant to the plan may be assigned in any way, except that contributions credited to an associate’s account may be transferred to a designated beneficiary upon such associate’s death.

Any shares acquired by a participant pursuant to the plan may not be assigned, transferred, pledged or otherwise disposed of in any way by the participant for a period of 45 days (or such other longer or shorter time period as may be established by our Board in its sole discretion) following the date on which the participant acquired such shares as a result of the exercise of such participant’s option.

Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the company, corporate separation or division of the company (including a split-up, spin-off, split-off or other distribution to our shareholders other than a normal or special cash dividend), sale by the company of all or a substantial portion of its assets, reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the company is the surviving corporation, or any other corporate transaction or other event involving the company and having an effect similar to any of the foregoing, our Board shall make such substitution or adjustments in (i) the number and kind of shares made available for sale under the Stock Purchase Plan, (ii) the number and kind of shares or other property, including cash, subject to outstanding options under the Stock Purchase Plan, (iii) the purchase price for outstanding options under the Stock Purchase Plan and (iv) other characteristics or terms of the options, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of participants’ rights under the Stock Purchase Plan. In the event of the dissolution or liquidation of the company, or a merger, reorganization or consolidation in which the company is not the surviving corporation, our Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

Withdrawal; Termination of Employment

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the Stock Purchase Plan at any time prior to an exercise date by giving written notice to us on a form provided for such purpose. If the participant withdraws from the Stock Purchase Plan during an offering period, all of the participant’s payroll deductions credited to his or her account will be paid to the participant as soon as practicable after receipt of the notice of withdrawal and his or her option for the current offering period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such offering period or subsequent offering periods, except pursuant to a new subscription agreement filed in accordance with the Stock Purchase Plan.

Upon the termination of a participant’s continuous status as an associate prior to an exercise date of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Stock Purchase Plan, the payroll deductions accumulated in his or her account will be returned to him or her as soon as practicable after

76   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

such termination or, in the case of death, to his or her designated beneficiary, and his or her option to purchase shares will be automatically canceled.

All payroll deductions received or held by us under the Stock Purchase Plan may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions.

Duration and Modification

The Stock Purchase Plan was set to expire on October 31, 2024 in accordance with its terms. However, on December 1, 2020, our Board approved an amendment and restatement of the Stock Purchase Plan, subject to shareholder approval, to extend the term of the plan by an additional six years, through October 31, 2030.  Our Board may at any time and for any reason terminate or amend the plan as it may deem advisable. However, we must obtain shareholder approval of any amendment to the Stock Purchase Plan to the extent that such approval is necessary to comply with Section 423 of the Code or any other applicable rules and regulations.

Federal Income Tax Consequences

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the company and the associates participating in the Stock Purchase Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating associate will depend upon his or her individual circumstances. Each participating associate has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the Stock Purchase Plan. The following discussion relates only to the federal income tax consequences of plan participation. It does not, for example, describe state or local income tax consequences in the United States, employment tax or social insurance consequences, nor any income or other tax consequences for participants who are subject to tax in countries other than the United States.

The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Participant contributions to the Stock Purchase Plan that are deducted from compensation constitute taxable wages to the participant for which we are generally entitled to a tax deduction.

Generally, no income will be taxable to a participant when an option is exercised and the shares are purchased. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the length of time the participant held the shares. If the participant sells or disposes of the shares no earlier than two years after the beginning of an offering period and one year from the date the shares are purchased (a “qualifying disposition”) then in the year of the qualifying disposition, the participant (or the participant’s estate in the event of death) must recognize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) and (b) the excess of the amount realized upon disposition of the shares over the purchase price. Any additional gain or loss recognized on the disposition of the shares will be long-term capital gain or loss.  We will not be entitled to an income tax deduction with respect to such disposition.

If the participant sells or disposes of the shares before the end of the above-described holding period (a “disqualifying disposition”) then in the year of the disqualifying disposition, the participant must recognize as ordinary compensation income an amount equal to the excess of the fair market value of the shares on the date the shares were purchased over the purchase price, and the company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of such excess. Any additional gain or loss recognized on the disposition of the shares will be short or long-term capital gain or loss to the participant, depending upon the length of time that the participant holds the stock after the date the shares were purchased.

Number of Shares Purchased by Certain Individuals and Groups

The following table sets forth the number of shares of our Class A common stock that were purchased under the Stock Purchase Plan from the date of the inception of the plan through November 2, 2020, for each of our named executive

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officers, all current executive officers as a group, and all other associates who participated in the Stock Purchase Plan as a group.

Name of Individual or Identity of Group	Number of Shares Purchased (#)
Named Executive Officers and Principal Positions
Erik Gershwind President and Chief Executive Officer	ꟷ
Douglas Jones Executive Vice President and Chief Supply Chain Officer	7,739
Steve Armstrong Senior Vice President, General Counsel and Corporate Secretary	ꟷ
Edward Martin Senior Vice President, Sales & Customer Success	ꟷ
Gregory Clark Vice President and Interim Chief Financial Officer	77
Rustom Jilla Former Executive Vice President and Chief Financial Officer	1,560
All current executive officers, as a group	29,035
All directors, excluding executive officers, as a group(1)(2)	ꟷ
All associates, excluding executive officers, as a group	1,432,117

_____________________________

(1)	Non-executive directors are not eligible to participate in the Stock Purchase Plan.
(2)

There are no nominees for election as a director who are not covered by the above. No purchase rights have been granted under the Stock Purchase Plan to any associate of any of our executive officers or directors, and no person received 5% or more of the total number of purchase rights granted under the Stock Purchase Plan since its inception.

New Plan Benefits Under the Stock Purchase Plan

No options have been granted, and no shares have been issued, on the basis of the 350,000 share increase that we are requesting in this Proposal. The total number of shares to be received by or allocated to eligible associates under the Stock Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of our Class A common stock under the plan is within the discretion of each plan participant and the amount of shares which will be purchased is dependent on the fair market value of our Class A common stock on various future dates. Non-executive directors are not eligible to participate in the Stock Purchase Plan.

The Board recommends a vote “FOR” the approval of the amendment and restatement of our Associate Stock Purchase Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2020, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	each director and nominee for director of the company;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Shares of Class A common stock subject to options that are exercisable as of October 31, 2020, or are exercisable within 60 days of October 31, 2020, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.  In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock.  In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner.  Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 45,889,607 shares of our Class A common stock and 9,794,856 shares of our Class B common stock outstanding as of October 31, 2020.  Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

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Security Ownership of Certain Beneficial Owners

	Class A common stock			Class B common stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power (1)
Mitchell Jacobson (2)	6,233,085	(3)	12.0%	6,055,593	(4)	61.8%	42.2%
Marjorie Gershwind Fiverson (5)	2,055,937	(6)	4.3%	1,608,406	(7)	16.4%	11.5%
Erik Gershwind (2)	1,862,275	(8)	3.9%	1,145,691	(9)	11.7%	8.5%
Stacey Bennett (5)	1,310,656	(10)	2.8%	942,589	(11)	9.6%	6.8%
MSM 2019 Trust (5)	1,989,568	(12)	4.2%	1,989,568	(13)	20.3%	13.8%
BlackRock, Inc. and its Subsidiaries (14)	4,893,856		10.7%	—		—	3.4%
The Vanguard Group (15)	4,709,346		10.3%	—		—	3.3%
American Century Investment Management and its Affiliates(16)	2,485,064		5.4%	—		—	1.7%

_____________________________

(1)

Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person.  On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock.  For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2020 or are exercisable within 60 days of October 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.

(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)

This number consists of (a) 177,492 shares of Class A common stock held by a family charitable foundation, of which Mr. Jacobson is a director, as to which shares Mr. Jacobson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett); and (b) 6,055,593 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 4 below.

(4)

This number consists of (a) 1,710,567 shares of Class B common stock owned directly by Mr. Jacobson; (b) 2,038,268 shares of Class B common shares of Class B common stock held by trusts of which Mr. Jacobson is the settlor and over whose trustees Mr. Jacobson can exercise remove and replace powers (and 1,989,568 shares of which are also reported as beneficially owned by the MSM 2019 Trust); and (c) 2,306,758 shares of Class B common stock held by grantor retained annuity trusts, of which Mr. Jacobson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Mr. Jacobson exercises voting and dispositive power.  Mr. Jacobson disclaims beneficial ownership of the 4,345,026 shares of Class B common stock that are held by these trusts, except to the extent of his pecuniary interest.

(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., 410 Park Avenue, New York, New York 10022.
(6)

This number consists of (a) 2,913 shares of Class A common stock held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director, as to which shares Ms. Gershwind Fiverson has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Bennett and Mr. Gershwind); (b) 324,919 shares of Class A common stock held by trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power (and of which 162,457 shares are also reported as beneficially owned by Mr. Gerswhind and 162,462 shares are also reported as beneficially owned by Ms. Bennett); (c) 9 shares of Class A common stock held by a trust over whose trustee Ms. Gershwind Fiverson can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett); (d) 42,389 shares of Class A common stock held by trusts of which Ms. Gershiwnd Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispotive power; (e) 77,301 shares of Class A common stock held by a limited liability company over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (f) 1,608,406 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 7 below.

(7)

This number consists of (a) 4,812 shares of Class B common stock owned directly by Ms. Gershwind Fiverson; (b) 1,473,009 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee, and other trusts over whose portfolio securities Ms. Gershwind Fiverson exercises voting and dispositive power; and (c) 130,585 shares of Class B common stock held by trusts over whose trustees Ms. Gershwind Fiverson can exercise remove and replace powers (and of which 45,547 shares are also reported as beneficially owned by Mr. Gershwind and 85,038 shares are also reported as beneficially owned by Ms. Bennett).  Ms. Gershwind Fiverson disclaims beneficial ownership of the 1,603,594 shares of Class B common stock that are held by these trusts, except to the extent of her pecuniary interest.

(8)

This number consists of (a) 271,665 shares of Class A common stock owned directly by Mr. Gershwind; (b) 251,854 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2020 or exercisable within 60 days of October 31, 2020; (c) 8,913 shares of Class A common stock issued upon the vesting of RSUs on November 6, 2020; (d) 21,695 shares of Class A common stock held by family charitable foundations, of which Mr. Gershwind is a director, as to which shares Mr. Gershwind has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for 2,913

80   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

shares (and which 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Ms. Bennett); (e) 162,457 shares of Class A common stock held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and to which shares Mr. Gershwind disclaims beneficial ownership, except to the extent of his pecuniary interest); and (f) 1,145,691 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 9 below.

(9)

This number consists of (a)  882,500 shares of Class B common stock owned directly by Mr. Gershwind; (b) 55,641 shares of Class B common stock held by grantor retained annuity trusts of which Mr. Gershwind is the settlor, sole annuitant and trustee; (c) 45,547 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a co-trustee and beneficiary, as to which shares Mr. Gershwind has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (d) 72,663 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a trustee (and which shares are also reported as beneficially owned by Ms. Bennett); and (e) 89,340 shares of Class B common stock, which are held by a trust over whose trustee Mr. Gershwind can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Bennett).  Mr. Gershwind disclaims beneficial ownership of 263,191 shares of Class B common stock that are held by these trusts, except to the extent of his pecuniary interest.

(10)

This number consists of (a) 6,409 shares of Class A common stock directly owned by Ms. Bennett; (b) 9 shares of Class A common stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (c) 162,462 shares of Class A common stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson and to which shares Ms. Bennett disclaims beneficial ownership, except to the extent of her pecuniary interest); (d) 199,187 shares of Class A common stock held by family charitable foundations, of which Ms. Bennett is a director, as to which shares Ms. Bennett has sole voting and dispositive power for 18,782 shares and shared voting and dispositive power for  shares (and of which 177,492 shares are also reported as beneficially owned by Mr. Jacobson and 2,913 shares are also reported as beneficially owned by Ms. Gershwind Fiverson and Mr. Gershwind); and (e) 942,589 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 11 below.

(11)

This number consists of (a) 665,613 shares of Class B common stock owned directly by Ms. Bennett; (b) 29,935 shares of Class B common stock held by grantor retained annuity trusts of which Ms. Bennett is the settlor, sole annuitant and trustee; (c) 85,038 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee and beneficiary, as to which shares Ms. Bennett has shared voting and dispositive power (and which shares are also reported as beneficially owned by Ms. Gershwind Fiverson); (d) 89,340 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a trustee (and which shares are also reported as beneficially owned by Mr. Gershwind); and (e) 72,663 shares of Class B common stock, which are held by a trust over whose trustee Ms. Bennett can exercise remove and replace powers (and which shares are also reported as beneficially owned by Mr. Gershwind).  Ms. Bennett disclaims beneficial ownership of 276,976 shares of Class B common stock that are held by these trusts, except to the extent of her pecuniary interest.

(12)

This number consists of 1,989,568 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 13 below.

(13)	This number consists of 1,989,568 shares owned directly by the trust (and which shares are also reported as beneficially owned by Mr. Jacobson).
(14)

Based on information supplied by BlackRock, Inc. in an amended Schedule 13G filed with the SEC on February 4, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. is deemed to have sole voting power over 4,598,085 of these shares and sole dispositive power over 4,893,856 of these shares.

(15)

Based on information supplied by The Vanguard Group in an amended Schedule 13G filed with the SEC on February 12, 2020. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group is deemed to have sole voting power over 23,320 of these shares, shared voting power over 6,441 of these shares, sole dispositive power over 4,686,147 of these shares and shared dispositive power over 23,199 of these shares.

(16)

Based on information supplied by American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research in an amended Schedule 13G filed with the SEC on February 11, 2020 with respect to shares beneficially owned by the Stowers Institute for Medical Research.  American Century Companies, Inc., a Delaware corporation, is controlled by the Stowers Institute for Medical Research, an institution organized under the laws of the State of Delaware, and American Century Investment Management, Inc., a Delaware corporation, is a wholly-owned subsidiary of American Century Companies, Inc.  The address of American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research is 4500 Main Street, 6th Floor, Kansas City, MI 64111.  The Schedule 13G filed with the SEC on February 11, 2019 by American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research reports that each of American Century Companies, Inc., American Century Investment Management, Inc. and Stowers Institute for Medical Research are deemed to have sole voting power over 2,435,693 of these shares and sole dispositive power over 2,485,064 of these shares.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   81

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.  All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock
Name	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power (1)
Mitchell Jacobson	6,233,085	(2)	12.0%	6,055,593	(3)	61.8%	42.2%
Erik Gershwind	1,862,275	(4)	3.9%	1,145,691	(5)	11.7%	8.5%
Jonathan Byrnes	14,089		*	—		—	*
Louise Goeser	16,303		*	—		—	*
Michael Kaufmann	5,685		*	—		—	*
Denis Kelly	9,400	(6)	*	—		—	*
Steven Paladino	5,685		*	—		—	*
Philip Peller	14,896	(7)	*	—		—	*
Rudina Seseri	—		*	—		—	*
Douglas Jones	139,738	(8)	*	—		—	*
Steve Armstrong	94,241	(9)	*	—		—	*
Edward Martin	871	(10)	*	—		—	*
Gregory Clark	12,297	(11)	*	—		—	*
Kristen Actis-Grande	—		*	—		—	*
All directors, nominees for director and executive officers as a group (20 persons)	8,670,931	(12)	16.1%	7,201,284	(13)	73.5%	50.8%

_____________________________

*Less than 1%

(1)

Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person.  On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock.  For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2020 or are exercisable within 60 days of October 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.

(2)	See footnote 3 to the Security Ownership of Certain Beneficial Owners table, located on page 80 of this proxy statement.
(3)	See footnote 4 to the Security Ownership of Certain Beneficial Owners table, located on page 80 of this proxy statement.
(4)	See footnote 8 to the Security Ownership of Certain Beneficial Owners table, located on page 80 of this proxy statement.
(5)	See footnote 9 to the Security Ownership of Certain Beneficial Owners table, located on page 81 of this proxy statement.
(6)	Includes 8,000 shares held in a joint account over which Mr. Kelly’s wife has shared voting and investment power.
(7)	Includes 9,358 shares held by an irrevocable trust, of which Mr. Peller is the settlor, Mr. Peller’s daughter is the sole trustee, and Mr. Peller’s wife is the beneficiary.
(8)

Includes: (i) 129,015 shares of Class A common stock issuable upon the exercise by Mr. Jones of stock options that are exercisable as of October 31, 2020 or exercisable within 60 days of October 31, 2020, (ii) 1,060 shares of Class A common stock issued upon the vesting of RSUs on November 6, 2020; and (iii) 73 shares of Class A common stock purchased but not yet issued as of October 31, 2020 pursuant to our Associate Stock Purchase Plan.

(9)

Includes: (i) 81,827 shares of Class A common stock issuable upon the exercise by Mr. Armstrong of stock options that are exercisable as of October 31, 2020 or exercisable within 60 days of October 31, 2020, and (ii) 905 shares of Class A common stock issued upon the vesting of RSUs on November 6, 2020.

(10)	Consists of shares issued upon the vesting of RSUs on November 6, 2020.
(11)

Includes: (i) 10,300 shares of Class A common stock issuable upon the exercise by Mr. Clark of stock options that are exercisable as of October 31, 2020 or exercisable within 60 days of October 31, 2020, and (ii) 271 shares of Class A common stock issued upon the vesting of RSUs on November 6, 2020.

(12)

Includes: (a) 697,756 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 31, 2020 or exercisable within 60 days of October 31, 2020, (b) 15,097 shares of Class A common stock issued upon the vesting of RSUs on November 6, 2020; and (c) 363 shares of Class A common stock purchased but not yet issued as of October 31, 2020 pursuant to our Associate Stock Purchase Plan.  Also includes 6,055,593 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Executive Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Please see also footnotes 3 and 8 to the Security Ownership of Certain Beneficial Owners table, located on page 80 of this proxy statement.

(13)

Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind.  Please see also footnotes 4 and 9 to the Security Ownership of Certain Beneficial Owners table, located on pages 80 of this proxy statement.

82   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for our 2022 annual meeting of shareholders must be received by us no later than August 19, 2021.  Any such shareholder proposals may be included in our proxy statement for our 2022 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC.  For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2022 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than November 2, 2021.  Shareholder proposals should be directed to our Corporate Secretary at MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

INFORMATION ABOUT THE MEETING

When and where is the annual meeting?

The annual meeting will be held on January 27, 2021 at 9:00 a.m. Eastern Time.  In light of the current environment caused by the COVID-19 pandemic, the annual meeting will be held entirely virtually at www.virtualshareholdermeeting.com/MSM2021.  There will not be an option to attend the meeting in person.

How do I participate in the virtual annual meeting?

Due to concerns relating to the COVID-19 pandemic, and to support the health and well-being of our associates, directors and shareholders, this year’s annual meeting will be virtual and will be held entirely online at www.virtualshareholdermeeting.com/MSM2021. We believe that this is in the best interests of our shareholders, and will simultaneously allow for greater participation from our shareholders and the opportunity for shareholders to participate in the live, online meeting from a location convenient for them.  We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual annual meeting as they would at an in-person annual meeting.

You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on December 9, 2020, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/MSM2021,  you must enter the unique control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.  If you do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the annual meeting.

The question and answer session will include questions submitted live during the annual meeting. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/MSM2021.

We encourage you to access the annual meeting before it begins. Online check-in will start approximately fifteen minutes before the meeting on January 27, 2021.  The agenda and rules of conduct for the annual meeting, similar to those used for our regular in-person meetings, will be provided to attendees at www.virtualshareholdermeeting.com/MSM2021.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/MSM2021.

How do I vote?

If you are a shareholder of record, you may vote by attending the 2021 annual meeting at www.virtualshareholdermeeting.com/MSM2021, on the Internet prior to the virtual annual meeting, by telephone or by signing, dating and mailing your proxy card.  There will not be a physical meeting. Detailed instructions for Internet voting are provided in the Notice of Internet Availability of Proxy Materials and instructions for Internet voting and telephone voting are provided in the printed proxy card.  If you are a beneficial shareholder, you must follow

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   83

the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

Shareholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card, and the instructions that accompanied the proxy materials in order to vote shares or ask questions prior to or at the annual meeting.  If you are a beneficial owner and you do not have your control number, you must contact your broker or other financial institution to obtain a control number or voting instructions.

Prior to the annual meeting, you may vote your shares online by visiting www.proxyvote.com and following the instructions on the Notice of Internet Availability or your proxy card.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all seven of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the approval of the amendment and restatement of our Associate Stock Purchase Plan).

If your shares are held in the MSC Industrial Direct 401(k) Plan, you may vote through the Internet by following the instructions on your proxy card or Notice of Internet Availability. The trustee of the MSC Industrial Direct 401(k) Plan, T. Rowe Price Trust Company, will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions.  If the voting instructions are returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.  If your shares are held in the MSC Industrial Direct 401(k) Plan, you must deliver your voting instructions to the trustee no later than 11:59 p.m. on January 24, 2020.

What am I voting on?

You are voting on the following proposals:

•	to elect seven directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021;
•	to approve, on an advisory basis, the compensation of our named executive officers;
•

to approve the amendment and restatement of our Associate Stock Purchase Plan to: (i) increase the number of shares available for sale thereunder by 350,000 shares of our Class A common stock and (ii) extend the term of the plan by an additional six years, through October 31, 2030; and

•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the approval of the amendment and restatement of our Associate Stock Purchase Plan.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on December 9, 2020, the record date, are eligible to vote at the annual meeting. On that date, we had 46,717,276 outstanding shares of our Class A common stock and 9,097,245 shares of our Class B common stock.

84   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Trust Company, N.A.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit.  This form of ownership is often called ownership in “street name,” since your name does not appear in our records.  If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters.  The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021 is the only routine matter being considered at the 2021 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted.  If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections, on the advisory vote on executive compensation, or the vote on the approval of the amendment and restatement of our Associate Stock Purchase Plan.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting.  Under New York law and our By-Laws, the presence “in person” at our virtual annual meeting or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting.  The approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement and the approval of the amendment and restatement of our Associate Stock Purchase Plan each requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   85

Can I ask questions at the virtual annual meeting?

Shareholders as of the record date who attend and participate in our virtual annual meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting.  Shareholders must have available their control number provided on their proxy card or Notice of Internet Availability of Proxy Materials.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting.  However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy as to those matters.

If I plan to attend the virtual annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting at: www.virtualshareholdermeeting.com/MSM2021.  To ensure your representation at the annual meeting, you are urged to vote on the Internet prior to the annual meeting, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided.  If you attend the virtual annual meeting, you may vote your shares electronically even though you have submitted proxies or authorized a proxy to vote online.  You will need your unique control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box marked by the arrow), and the instructions that accompanied the proxy materials in order to vote your shares at the annual meeting.  If you are a beneficial owner and you do not have a control number, you may contact your broker or other financial institution to obtain a control number or voting instructions.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting.  Such solicitation may be made in person or by telephone by officers and associates of the company.  Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses that they incur in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by attending the annual meeting and submitting their vote electronically.  Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.  If you are a beneficial shareholder and do not have your control number, you must contact your brokerage firm or bank for instructions on how to change your vote.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this proxy statement, copies of our 2020 annual report to shareholders are being mailed simultaneously with this proxy statement.  All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report.  If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing the duplicate copy to the account or accounts you select.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2020 annual report or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders.  If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your broker, bank or other nominee to request multiple copies.

86   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2020 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered.  A registered shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive office?

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747.  We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

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OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended August 29, 2020 and any exhibit thereto.  Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold.  If you are a registered shareholder, we urge you to vote promptly by Internet, by telephone or by dating, signing and mailing a printed proxy card.  If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your broker, bank, trustee or other nominee.

Note Regarding Forward-Looking Statements

Statements in this document may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about the impact of COVID-19 on our business operations, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this document does not constitute an admission by the company or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include the following, many of which are and will be amplified by the COVID-19 pandemic: the effects of the COVID-19 pandemic, including any future resurgences, on our business operations, results of operations and financial condition; general economic conditions in the markets in which we operate; changing customer and product mixes; competition, including the adoption by competitors of aggressive pricing strategies and sales methods; industry consolidation and other changes in the industrial distribution sector; our ability to realize the expected benefits from our investment and strategic plans, including our transition from a spot-buy supplier to a mission-critical partner; our ability to realize the expected cost savings and benefits from our restructuring activities; retention of key personnel and qualified sales and customer service personnel and metalworking specialists; volatility in commodity and energy prices; the outcome of government or regulatory proceedings or future litigation; credit risk of our customers; risk of customer cancellation or rescheduling of orders; difficulties in calibrating customer demand for our products, in particular personal protective equipment or “PPE” products, which could cause an inability to sell excess products ordered from manufacturers resulting in inventory write-downs or could conversely cause inventory shortages of such products; work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers, shipping ports, our headquarters or our customer fulfillment centers; disruptions or breaches of our information systems, or violations of data privacy laws; risk of loss of key suppliers, key brands or supply chain disruptions; changes to trade policies, including the impact from significant restrictions or tariffs; risks associated with opening or expanding our customer fulfillment centers; litigation risk due to the nature of our business; risks associated with the integration of acquired businesses or other strategic transactions; financial restrictions on outstanding borrowings; our ability to maintain our credit facilities; interest rate uncertainty due to LIBOR reform; failure to comply with applicable environmental, health and safety laws and regulations; and goodwill and intangible assets recorded as a result of our acquisitions could be impaired. Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and Corporate Secretary
Melville, New York
December 17, 2020

88   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

Annex A

MSC INDUSTRIAL DIRECT CO., INC.

AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN

The following are the provisions of the Amended and Restated MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan (the "Plan").

1.    Purpose.

The purpose of the Plan is to provide Associates of MSC Industrial Direct Co., Inc. (the "Company") and its Subsidiaries with an opportunity to purchase shares of the Company's Class A Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan will be construed so as to extend and limit participation consistent with the requirements of the Code.

2.    Definitions.

(a)

"Associate" shall mean any person, including an officer, who is customarily employed by the Company or one of its Designated Subsidiaries, for at least twenty (20) hours per week and more than five (5) months in a calendar year.

(b)	"Board" shall mean the Board of Directors of the Company.
(c)	"Class A Common Stock" shall mean the Class A Common Stock, $.001 par value, of the Company.
(d)	"Code" shall mean the Internal Revenue Code of 1986, as amended.
(e)

"Compensation" shall mean all regular straight time gross earnings and commissions, and shall include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(f)

"Continuous Status as an Associate" shall mean the absence of any interruption or termination of service as an Associate. Continuous Status as an Associate shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

(g)	"Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.
(h)	"Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board in its sole discretion as eligible to participate in the Plan.
(i)	"Exercise Date" shall mean the last business day of each Offering Period of the Plan.
(j)

"Fair Market Value" shall mean as of any date (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on such date or, if such day is not a business day, as of the immediately preceding business day, (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day, and (iii) if the Class A Common Stock is no longer traded on such Exchange, as determined by the Board in its reasonable discretion.

(k)	"Offering Date" shall mean the first day of each Offering Period of the Plan.
(l)	"Offering Period" shall mean a period of three (3) months commencing on the following dates of each year except as otherwise determined by the Company:
(i)	November 1,
(ii)	February 1,
(iii)	May 1, and MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement A-1

(iv)	August 1.

(m)

"Purchase Price" shall mean 90% of the Fair Market Value of the Class A Common Stock on the Exercise Date, unless otherwise determined by the Board in its discretion. Subject to Section 19 hereof, the Board may from time to time, in its discretion and without shareholder approval, change the method for calculating the Purchase Price, provided that the Purchase Price may not be less than the lesser of (a) 85% of the Fair Market Value of the Company’s Class A Common Stock on the Offering Date and (b) 85% of the Fair Market Value on the Exercise Date.

(n)

"Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.    Eligibility.

(a)

All Associates are eligible to participate in such Offering Period under the Plan commencing on the first day of the month following the completion of both the month in which he or she was hired and the next full calendar month, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(b)	An Associate shall not be granted an option under the Plan, if:
(i)

immediately after the grant, the Associate (or any other person whose stock would be attributed to such Associate pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company; or

(ii)

the rate of withholding under such option would permit the Associate's rights to purchase shares under all "employee stock purchase plans" (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods.

(a)

The Plan shall be implemented by consecutive Offering Periods with a new Offering Period to begin on or about November 1, February 1, May 1 and August 1 of each year (or at such other time or times as may be determined by the Board). The first Offering Period shall begin on November 1, 1998.

(b)

The Board will have the power to change the duration and/or the frequency of an Offering Period with respect to any future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5.    Participation.

(a)

An eligible Associate may become a participant in the Plan by completing a subscription agreement provided by the Company, designating a percentage, between one percent (1%) and fifteen percent (15%) of such Associate's Compensation, to be withheld as a payroll deduction and paid as his or her Contribution to the Plan, and submitting the subscription agreement to the Company’s human resources department, or such other person or group as designated by the Company, prior to the applicable Offering Date. Once enrolled, the Associate shall remain enrolled in each subsequent Offering Period of the Plan at the designated payroll deduction unless the Associate withdraws from an Offering Period by providing the Company with a written notice of withdrawal in accordance with Section 10 or files a new subscription agreement prior to the applicable Offering Date changing the Associate's designated payroll deduction.

(b)

 Payroll deductions begin on the first payroll date during the applicable Offering Period and end on the last payroll date on or prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

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6.    Method of Payment of Contributions.

(a)

Payroll deductions shall be made on each payroll date during the Offering Period in an amount between one percent (1%) and fifteen percent (15%) (in whole number increments) of a participant's Compensation on each such payroll date.

(b)	All payroll deductions made by a participant will be credited to his or her account under the Plan.
(c)	A participant may not make any additional payments into the account.
(d)

A participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deduction during an Offering Period by completing and filing with the Company a new authorization for payroll deduction, provided that the Board may, in its discretion, impose reasonable and uniform restrictions on a participant's ability to change the rate of payroll deductions. The change in rate shall be effective no later than fifteen (15) days following the Company's receipt of the new authorization. A participant may decrease or increase the amount of his or her payroll deductions as of the beginning of an Offering Period by completing and filing with the Company, at least fifteen (15) days prior to the beginning of such Offering Period, a new payroll deduction authorization.

(e)

Notwithstanding the foregoing, to the extent necessary, but only to such extent, to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be automatically decreased to zero percent (0%) at any time during any Offering Period. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10.

7.    Grant of Option.

(a)

An eligible Associate participating in an Offering Period may purchase shares of the Company's Class A Common Stock on the Exercise Date with the Contributions accumulated on or prior to such Exercise Date.

(b)

The number of whole and fractional shares to be purchased on the Exercise Date shall be determined by dividing the Purchase Price into the Contributions accumulated in the participant's account as of the Exercise Date.

(c)

The maximum number of shares of the Class A Common Stock which may be purchased during each Offering Period by a participant shall not exceed 5,000 shares, and the purchase is subject to the limitations set forth in Sections 3(b) and 12.

8.    Exercise of Option.

(a)	Unless a participant withdraws from the Plan as provided in Section 10, the Associate's option for the purchase of shares will be exercised automatically on the Exercise Date of each Offering Period.
(b)	The maximum number of whole and fractional shares will be determined based on the Purchase Price and the accumulated Contributions in the participant's account.
(c)	The shares purchased will be issued to the participant as promptly as practicable after the Exercise Date.
(d)	The option to purchase shares hereunder is exercisable only by the participant.
(e)

Notwithstanding anything in the Plan to the contrary, any shares acquired by a participant hereunder after the first Offering Date subsequent to January 6, 2004 may not be assigned, transferred, pledged or otherwise disposed of in any way by the participant for a period of forty-five (45) days (or such other longer or shorter time period (including 0 days) as may be established by the Board in its sole discretion) following the date on which the participant acquired such shares as a result of the exercise of such participant's option.

9.    Delivery.

As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery of shares to each participant by means of direct deposit into the participant's brokerage account.

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10.    Voluntary Withdrawal; Termination of Employment.

(a)

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Company on a form provided for such purpose. If the participant withdraws from an Offering Period, all of the participant's payroll deductions credited to his or her account will be paid to the participant as promptly as practicable after receipt of the notice of withdrawal, his or her option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period or subsequent Offering Periods, except pursuant to a new subscription agreement filed in accordance with Section 5 hereof.

(b)

Upon termination of the participant's Continuous Status as an Associate prior to an Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions accumulated in his or her account will be returned to him or her as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 14, his or her option will be automatically canceled and he or she will be deemed to have elected to withdraw from the Plan.

(c)

A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company; provided, that the Board may, in its discretion and subject to compliance with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), impose reasonable and uniform restrictions on a participant's ability to participate in succeeding Offering Periods.

11.    Interest.

No interest shall accrue on the Contributions of a participant in the Plan.

12.    Stock.

(a)	The maximum number of shares of the Company's Class A Common Stock made available for sale under the Plan is 1,850,000 and is subject to adjustment upon changes in the capitalization of the Company.
(b)

If the total number of shares subject to options granted exceeds the number of shares available under the Plan, the Company will make a pro rata allocation of the shares remaining available for option grant in a practical and equitable manner. A written notice will be distributed to each Associate stating the reduction of the number of shares due to the adjustment and the corresponding reduction in the Contribution.

(c)	The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
(d)	Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13.    Administration.

The Board, or a committee appointed by the Board, will:

(a)	Supervise and administer the Plan and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate and consistent for the administration of the Plan.
(b)	Construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan.

14.    Designation of Beneficiary.

(a)	A participant may file a written designation of a beneficiary who is to receive cash, if any, from the participant's account under the Plan in the event of such participant's death.
(b)	Designation of a beneficiary may be changed by the participant at any time by written notice.
(c)

In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company will deliver the cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), then the Company, in its discretion, may deliver the cash to the spouse or to any one or more dependents or relatives of the participant.

A-4   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

15.    Transferability.

(a)

Neither Contributions credited to a participant's account nor any rights with regard to an option to purchase shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (except as provided in Section 14).

(b)

Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.    Use of Funds.

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.   Reports.

An individual Account Statement will be given to participating Associates promptly following each Exercise Date. The Account Statement will report:

(a)	amount of Contributions,
(b)	per share Purchase Price,
(c)	number of shares purchased, and
(d)	remaining cash balance (if any).

18.   Adjustments Upon Changes in Capitalization; Corporate Transactions.

In the event of any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or other distribution to Company stockholders, other than a normal or special cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, merger or consolidation in which the Company is the surviving corporation, or any other corporate transaction or other event involving the company and having an effect similar to any of the foregoing, the Board shall make such substitution or adjustments in (a) the number and kind of shares made available for sale under the Plan, (b) the number and kind of shares or other property, including cash, subject to outstanding options, (c) the Purchase Price for outstanding options under the Plan and (d) other characteristics or terms of the options, as necessary or appropriate to equitably reflect such corporate transaction or other event and to prevent dilution or enlargement of participants’ rights under the Plan.

In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

19.    Amendment or Termination.

The Board may at any time terminate or amend the Plan in whole or part. Except as provided in Section 18 or as necessary to comply with applicable law, stock exchange rules or accounting rules, no such termination may affect options to purchase shares previously granted, nor may an amendment make any change in any option which has been granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such manner as required.

20. Notices.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement   A-5

21.    Conditions Upon Issuance of Shares.

(a)

Shares shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

(b)

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c)

Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

22.    Term of Plan; Effective Date.

The Plan shall continue in effect for a term of ten (10) years from November 1, 2020, unless sooner terminated under Section 19. Continuance of the Plan shall be subject to approval by the shareholders of the Company at the Company’s 2021 Annual Meeting of Shareholders. Such shareholder approval shall be obtained in the manner required under the New York Business Corporation Law.

23.    No Rights to Continued Employement.

Neither this plan, nor the grant of any option hereunder, shall confer any right on any Associate or restrict the right of the Company or any Subsidiary to terminate such Associate’s employment or service to the Company or such Subsidiary.

24.    Responsibility.

Neither the Company, the Board, any Subsidiary, nor any director, officer or employee of the Company or any Subsidiary shall be liable to any Associate under the Plan for any mistake of judgment or omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

25.    Governing Law.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York and any applicable United States federal laws.

A-6   MSC Industrial Direct Co., Inc.  Notice of 2021 Annual Meeting and 2020 Proxy Statement

MSC BUILT TO MAKE YOU BETTER MSC INDUSTRIAL DIRECT CO., INC. 75 MAXESS ROAD MELVILLE, NEW YORK 11747-3151 VOTE BY INTERNET Before The Meeting – Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 26, 2021 for shares held directly. Vote by 11:59 p.m. Easter Time on January 24, 2021 for shares held in the MSC Industrial Direct 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to www.virtualshareholdermeeting.com/MSM2021. You may attend the meeting virtually via the internet and vote during the meeting. Have the information that is printed on the box marked by the arrow available and follow the instructions.  VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Easter Time the day before the cut-off date or meeting date. For holders in the MSC Industrial Direct 401(k) Plan, the cut-off date is January 25, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IK AS FOLLOWS. D28240-P47149-Z78596 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CAR IS ALI ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION OLY MS INDUSTRIAL DIRECT CO., INC.  MSC INDUSTRIAL DIRECT CO.. INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the listed director nominees to serve for one-year terms: Proposal No. 1: Election of Directors Nominees: 01) Mitchell Jacobson 02) Erik Gershwind 03) Louise Goeser 04) Michael Kaufmann 05) Steven Paladino 06) Philip Peiler 07) Rudina Seseri  The Board of Directors recommends you vote FOR the following proposals: For Against Abstain Proposal No. 2: Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2021 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021. Proposal No. 3: Approval, on an Advisory Basis, of the Compensation of Named Executive Officers To approve, on an advisory basis, the compensation of our named executive officers. Proposal No. 4: Approval of the Amendment and Restatement of the MSC Industrial Direct Co.. Inc. Associate Stock Purchase Plan To approve the amendment and restatement of our associate stock purchase plan. NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. Authorized Signatures - Date and Sign Below - This section must be completed for your vote to be counted. NOTE Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your complete title. Signature (PLEASE SIGN WITHIN BOX)  Date Signature (Joint Owners)  Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report With Form 10-K Wrap are available at www.investor.mscdirect.com/annual-reports. D28241-P47149-Z78596  Proxy – MSC INDUSTRIAL DIRECT CO., INC. Wednesday, January 27, 2021, 9:00 a.m. Virtually via the internet at www.virtualshareholdermeeting.com/MSM2021 ANNUAL MEETING OF SHAREHOLDERS – JANUARY 27, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints each of John Chironna and Steve Armstrong as the undersigned's proxy, with full power of substitution, to vote all shares of common stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Shareholders of the Company to be held on Wednesday, January 27, 2021 at 9:00 a.m., local time, virtually via the internet at www.virtualshareholdermeeting.com/MSM2021, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the Proxies named above and each of them specified directly to vote as indicated on the reverse side. For participants in the MSC Industrial Direct 401(k) Plan, this card constitutes voting instructions to T. Rowe Price Trust Company, or its successor, as trustee under the MSC Industrial Direct 401(k) plan. The undersigned, if a participant in the MSC Industrial Direct 401(k) plan, directs T. Rowe Price Trust Company, Directed Trustee, to vote all shares of Class A common stock of the Company allocated to his or her account, as specified on the reverse side, at the 2021 Annual Meeting of Shareholders, including any continuation of the meeting caused by any adjournments or postponements of the meeting. Voting instructions to the trustee of the MSC Industrial Direct 401(k) plan must be received by January 25, 2021.    All shares of our common stock registered in your name and/or held for your benefit in the plan described above are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the shareholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name will be voted "FOR" each of the director nominees listed in Proposal No. 1 and "FOR" Proposal Nos. 2 and 3 and 4. Regarding the MSC Industrial Direct 401(k) Plan, if an unsigned direction card or a properly signed direction card without choices marked is returned, or no direction card is received, the shares represented by those direction cards will not be voted.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournments or postponements of the meeting.  Only shareholders of record at the close of business on December 9, 2020 are entitled to notice of and to vote at the 2021 Annual Meeting of Shareholders and at any adjournments or postponements thereof.  All shareholders are cordially invited to attend the 2021 Annual Meeting of Shareholders. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder (other than a participant in the MSC Industrial Direct 401(k) Plan) attending the meeting may vote in person even if he or she has already returned a proxy. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE